Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-204908

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee
Debt Securities of UBS AG	4,000,000	$100,000,000.00	$10,070.00(1)

(1)	The registration fee in respect of the Securities is calculated in accordance with Rule 457(a) of the Securities Act of 1933 based on the proposed maximum aggregate offering price of $25.00 per Security.

PROSPECTUS SUPPLEMENT dated February 17, 2016 (To Prospectus dated June 12, 2015)

$100,000,000 ETRACS S&P GSCI Crude Oil Total Return Index ETN due February 22, 2046

The ETRACS S&P GSCI Crude Oil Total Return Index ETN due February 22, 2046 (the “Securities”) are Series B senior unsecured debt securities issued by UBS AG (“UBS”) that provide exposure to potential price appreciation in the S&P GSCI Crude Oil Total Return Index (the “Index”), subject to a Fee Amount of 0.50% per annum (as described below). The Index is a sub-index of the S&P GSCI commodity index (“S&P GSCI”) and measures the returns from the West Texas Intermediate crude oil futures contract traded on the New York Mercantile Exchange. Investing in the Securities involves significant risks. The Securities do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon exercise by UBS of its call right, based on the performance of the Index less the Fee Amount, as described herein. You will receive a cash payment upon early redemption based on the performance of the Index less the Fee Amount and the Redemption Fee Amount, as described herein.

The Securities do not guarantee any return of your initial investment. You may lose all or a substantial portion of your principal if you invest in the Securities. You will lose all or a substantial portion of your principal at maturity, early redemption or upon exercise by UBS of its call right if the Index level (calculated as described herein) declines or does not increase by an amount sufficient to offset the cumulative effect of the Fee Amount and the Redemption Fee Amount, if applicable. Any payment at maturity, upon early redemption or call is subject to the creditworthiness of UBS and is not guaranteed by any third party. In addition, the actual or perceived creditworthiness of UBS will affect the market value, if any, of the Securities.

See “Risk Factors” beginning on page S-13 for additional risks related to an investment in the Securities.

The principal terms of the Securities are as follows:

Issuer:	UBS AG (London Branch)

Series:	Medium-Term Notes, Series B. The UBS AG Exchange Traded Access Securities (ETRACS) issued prior to June 14, 2015 are part of a series of debt securities entitled “Medium-Term Notes, Series A,” and UBS Switzerland AG is a co-obligor of such debt securities. The Securities are part of a series of debt securities entitled “Medium Term Notes, Series B,” which do not benefit from the co-obligation of UBS Switzerland AG.

Initial Trade Date:	February 17, 2016

Initial Settlement Date:	February 22, 2016

Term:	30 years, subject to your right to require UBS to redeem your Securities on any Redemption Date and subject to the UBS Call Right, each as described below.

Maturity Date:	February 22, 2046, subject to adjustments

No Interest Payments:	We will not pay you interest during the term of the Securities.

Stated Principal Amount:	$25.00 per Security

Underlying Index:	The return on the Securities is linked to the performance of the S&P GSCI Crude Oil Total Return Index. The Index is a sub-index of the S&P GSCI commodity index (“S&P GSCI”) and reflects the excess returns that are potentially available through an unleveraged investment in the contracts comprising the Index, plus the Treasury Bill rate of interest that could be earned on funds committed to the trading of the underlying contracts (the “Index Commodities”). The only contract currently used to calculate the Index is the West Texas Intermediate (“WTI”) crude oil futures contract traded on the New York Mercantile Exchange. The S&P GSCI is an index on a production-weighted basket of futures contracts on physical commodities traded on trading facilities in major industrialized countries. The Index is sponsored by S&P Dow Jones Indices LLC, a division of The McGraw-Hill Companies, Inc. (“SPDJI” or the “Index Sponsor”). The Index is calculated using the same methodology as the S&P GSCI, except that it is comprised of only one futures contract. For a detailed description of the Index, see “S&P GSCI Crude Oil Total Return Index” beginning on page S-27.

Fee Amount:

The Securities are subject to a “Fee Amount” per Security equal to 0.50% per annum, which accrues on a daily basis. On the Initial Trade Date, the Fee Amount is equal to zero. On each subsequent calendar day, the Fee Amount equals the product of (i) 0.50% divided by 365 times (ii) the Current Principal Amount on the previous calendar day. For the purpose of calculating the Fee Amount, if such previous calendar day was not an Index Business Day, the Current Principal Amount will be calculated as of the immediately preceding Index Business Day.

You will lose some or all of your principal if the Index level declines or does not increase by an amount sufficient to offset the cumulative effect of the Fee Amount.

Neither the Securities and Exchange Commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not deposit liabilities of UBS AG and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency in the United States, Switzerland or any other jurisdiction.

UBS Investment Bank	(cover continued on next page)

Prospectus Supplement dated February 17, 2016

Cash Settlement Amount at Maturity:	On the Maturity Date, you will receive a cash payment per Security equal to the Current Principal Amount as of the Final Valuation Date.

Current Principal Amount:

On the Initial Trade Date, the Current Principal Amount is equal to $25.00 per Security. For each subsequent calendar day, the Current Principal Amount will equal:

(Current Principal Amount on the previous calendar day × Daily Index Factor)–Fee Amount

Daily Index Factor:	The Daily Index Factor on any Index Business Day will equal (i) the Index Closing Level on such Index Business Day divided by (ii) the Index Closing Level on the immediately preceding Index Business Day. The Daily Index Factor will equal one on any calendar day that is not an Index Business Day.

Index Closing Level:	The closing level of the Index as reported on Bloomberg L.P.

Early Redemption:	Subject to your compliance with the procedures described under “Specific Terms of the Securities — Early Redemption at the Option of the Holders” and “Specific Terms of the Securities — Redemption Procedures” beginning on pages S-40 and S-41, respectively, you may elect to require UBS to redeem your Securities, in whole or in part, prior to the Maturity Date on any Index Business Day commencing on February 26, 2016 through and including the final Redemption Date, subject to a minimum redemption amount of at least 50,000 Securities. UBS reserves the right from time to time to waive this minimum redemption amount in its sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver. If you redeem your Securities, you will receive a cash payment equal to the Redemption Amount, which will be determined on the applicable Redemption Valuation Date and paid on the applicable Redemption Date. The first Redemption Date will be February 26, 2016 and the final Redemption Date will be February 15, 2046.

Redemption Amount	Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to the Current Principal Amount as of the applicable Valuation Date, minus the Redemption Fee Amount as of the applicable Valuation Date. If the amount so calculated is less than or equal to zero, the payment upon your exercise of redemption will be zero. We refer to this cash payment as the “Redemption Amount.”

Redemption Fee Amount:	As of any Valuation Date, an amount per Security equal to the product of (i) 0.125% and (ii) the Current Principal Amount as of such Valuation Date. UBS reserves the right from time to time to waive the Redemption Fee Amount in its sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver.

Redemption Procedures	To redeem your Securities prior to the Maturity Date, you must instruct your broker to deliver a notice of redemption to UBS by email no later than 12:00 noon (New York City time) on the Index Business Day on which you elect to exercise your redemption right and you and your broker must follow the procedures described herein. If you fail to comply with these procedures, your notice will be deemed ineffective. UBS reserves the right from time to time to waive, in its sole discretion, any of the requirements contained in the redemption procedures described under “Specific Terms of the Securities — Early Redemption at the Option of the Holders” and “Specific Terms of the Securities — Redemption Procedures” beginning on pages S-40 and S-41, respectively. UBS also reserves the right from time to time to accelerate, in its sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the notice of redemption is received by UBS rather than the following Index Business Day. You should not assume you will be entitled to the benefit of any such waiver or acceleration.

UBS Call Right:	On any Trading Day on or after February 23, 2017 through and including the Maturity Date (any such date, the “Call Settlement Date”), UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than ten calendar days prior to the Call Settlement Date. Upon early redemption in the event UBS exercises this right, you will receive on the Call Settlement Date a cash payment equal to the Current Principal Amount as of the applicable Valuation Date. If the amount so calculated is less than or equal to zero, the payment upon exercise of the Call Right will be zero. We refer to this cash payment as the “Call Settlement Amount.”

Valuation Dates:	The applicable Valuation Date means (i) with respect to an early redemption, the third Index Business Day prior to the related Redemption Date, which day is also the first Index Business Day following the date that a Redemption Notice and Redemption Confirmation are delivered in compliance with the redemption procedures (or, in the sole discretion of UBS, the same date that the Redemption Notice and Redemption Confirmation are delivered in compliance with the redemption procedures), (ii) with respect to UBS’s exercise of its “Call Right,” the third Trading Day prior to the Call Settlement Date, and (iii) with respect to the Maturity Date, the Final Valuation Date. The “Final Valuation Date” will be the Trading Day that falls on February 16, 2046. If any of the applicable Valuation Dates, including the Final Valuation Date, are not a Trading Day, then such Valuation Date or Final Valuation Date will be the next succeeding Trading Day, not to exceed five Trading Days. “Specific Terms of the Securities — Market Disruption Event” on page S-42.

Index Calculation Agent:	SPDJI

Security Calculation Agent:	UBS Securities LLC

Listing:	The Securities have been approved for listing, subject to official notice of issuance, on NYSE Arca under the symbol “OILX”. There can be no assurance that an active secondary market will develop; if it does, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Index Symbol:	SPGSCLTR (Bloomberg and NYSE)

(cover continued on next page)

Indicative Value:	The term “indicative value” refers to the value at a given time and date equal to the Current Principal Amount, calculated using the intraday indicative value of the Index as of such time in place of the Index Closing Level as of such date.

Intraday Indicative Value Symbol of the Securities	The intraday indicative value of the Securities will be published on each Trading Day under the ticker symbols: OILXIV <INDEX> (Bloomberg); ^OILX-IV (Yahoo! Finance)

CUSIP Number:	90270L354

ISIN Number:	US90270L3548

On the Initial Trade Date, we sold $25,000,000 aggregate Principal Amount of Securities to UBS Securities LLC at 100% of their stated Principal Amount. After the Initial Trade Date, from time to time we may sell a portion of these Securities, and issue and sell additional Securities at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We expect to receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. The Securities may be sold at a price that is higher or lower than the Stated Principal Amount. UBS Securities LLC may charge normal commissions in connection with any purchase or sale of the Securities and may receive a portion of Fee Amount. Please see “Supplemental Plan of Distribution” on page S-55 for more information.

We may use this prospectus supplement and the accompanying prospectus in the initial sale of the Securities. In addition, UBS Securities LLC or another of our affiliates may use this prospectus supplement and the accompanying prospectus in market-making transactions in any Securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this prospectus supplement and the accompanying prospectus are being used in a market-making transaction.

The UBS AG ETRACS being offered as described in this prospectus supplement and the accompanying prospectus constitute one offering in a series of offerings of UBS AG ETRACS exchange-traded notes. We are offering and may continue to offer from time to time ETRACS linked to different underlying indices and with the same or different terms and conditions, relative to those set forth in this prospectus supplement. You should be sure to refer to the prospectus supplement for the particular offering of ETRACS in which you are considering an investment.

This prospectus supplement contains the specific financial and other terms that apply to the securities being offered herein. Terms that apply generally to all our Medium-Term Notes, Series B, are described under “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) modify or supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling. The contents of any website referred to in this prospectus supplement are not incorporated by reference in this prospectus supplement or the accompanying prospectus.

You may access the accompanying prospectus dated June  12, 2015 at:

http://www.sec.gov/Archives/edgar/data/1114446/000119312515222010/d935416d424b3.htm .

We are responsible for the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement

Prospectus Supplement Summary	S-1
Hypothetical Examples	S-8
Risk Factors	S-13
S&P GSCI Crude Oil Total Return Index	S-27
Valuation of the Index and the Securities	S-37
Specific Terms of the Securities	S-38
Use of Proceeds and Hedging	S-48
Material U.S. Federal Income Tax Consequences	S-49
Benefit Plan Investor Considerations	S-53
Supplemental Plan of Distribution	S-55
Conflicts of Interest	S-56
Notice of Early Redemption	A-1
Broker’s Confirmation of Redemption	B-1

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	12
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	34
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Conflicts of Interest	76
Validity of the Securities	77
Experts	77

i

Prospectus Supplement Summary

The following is a summary of terms of the Securities, as well as a discussion of factors you should consider before purchasing the Securities. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries.

We may, without your consent, create and issue additional securities having the same terms and conditions as the Securities. We may consolidate the additional securities to form a single class with the outstanding Securities. In addition, we may suspend sales of the Securities for any reason, which could affect the liquidity of the market for the Securities.

This section summarizes the following aspects of the Securities:

- What are the Securities and how do they work?

- How do you redeem your Securities?

- What are some of the risks of the Securities?

- Is this the right investment for you?

- Who calculates and publishes the Index?

- What are the tax consequences of owning the Securities?

What are the Securities and how do they work?

The Securities are senior unsecured medium-term notes issued by UBS with a return linked to the level of the S&P GSCI Crude Oil Total Return Index (the “Index”) before taking into account the Fee Amount (and Redemption Fee Amount, if applicable) associated with the Securities that will reduce the return and any amounts payable on the Securities. The Fee Amount accrues daily and is equal to 0.50% per annum. The Securities may provide a cash payment if the Index level at maturity, call or upon early redemption, as applicable, has grown sufficiently to offset the negative effect of the Fee Amount.

Unlike ordinary debt securities, the Securities do not guarantee any return of principal at maturity or call, or upon early redemption. You may lose all or a substantial portion of your initial investment. We will not pay you interest during the term of the Securities.

The Underlying Index

The Index is designed to be a benchmark for investment in the crude oil commodity markets. The Index is a sub-index of the S&P GSCI commodity index (“S&P GSCI”) and reflects the excess returns that are potentially available through an unleveraged investment in the contracts comprising the Index, plus the Treasury Bill rate of interest that could be earned on funds committed to the trading of the underlying contracts (the “Index Commodities”). Real-time Index values are available from major market data providers (such as Bloomberg) under the ticker “SPGSCLTR.” As of February 12, 2016, the Index was comprised solely of West Texas Intermediate (“WTI”) crude oil futures contract traded on the New York Mercantile Exchange. For a detailed description of the Index, see “S&P GSCI Crude Oil Total Return Index” beginning on page S-27.

Payment at Maturity

The Securities do not guarantee any return of principal at maturity. Instead, at maturity, you will receive a cash payment equal to the Current Principal Amount as of the Final Valuation Date. We refer to this cash payment as the “Cash Settlement Amount.”

At maturity, you will receive a cash payment per Security equal to the Current Principal Amount, which will be calculated as follows:

(Current Principal Amount on the previous calendar day × Daily Index Factor) — Fee Amount

The “Daily Index Factor” on any Index Business Day will equal (i) the Index Closing Level on such Index Business Day divided by (ii) the Index Closing Level on the immediately preceding Index Business Day. The Daily Index Factor will equal one on any calendar day that is not an Index Business Day.

The Securities are subject to a “Fee Amount” per Security equal to 0.50% per annum, which accrues on a daily basis. On the Initial Trade Date, the Fee Amount is equal to zero. On each subsequent calendar day, the Fee Amount equals the product of (i) 0.50% divided by 365 times (ii) the Current Principal Amount on the previous calendar day. If such day is not an Index Business Day, the Current Principal Amount will be calculated as of the immediately preceding Index Business Day.

Unlike ordinary debt securities, the Securities do not guarantee any return of principal at maturity, call or upon early redemption.

The Securities are fully exposed to any decline in the level of the Index. Because the Fee Amount reduces your final payment at maturity, the level of the Index, as measured by the Current Principal Amount on the Final Valuation Date, will need to increase from the Principal Amount on the Initial Trade Date by an amount at least equal to the percentage of the principal amount represented by the sum of the Fee Amount, in order for you to receive an aggregate amount over the term of the Securities equal to at least the principal amount of your Securities. If the increase in the level of the Index, as measured by the Current Principal Amount on the Final Valuation Date compared to the Principal Amount on the Initial Trade Date, is insufficient to offset the negative effect of the Fee Amount or if the Current Principal Amount on the Final Valuation Date is less than the Principal Amount on the Initial Trade Date, you will lose some or all of your investment at maturity. The Fee Amount will be calculated and accumulated daily and therefore will depend on the daily fluctuations of the Index level. See “Specific Terms of the Securities — Cash Settlement Amount at Maturity” beginning on page S-38.

The Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right. See “Specific Terms of the Securities — UBS’s Call Right” beginning on page S-42.

We will not pay you interest during the term of the Securities.

UBS’s Call Right

On any Trading Day on or after February 23, 2017 through and including the Maturity Date, UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than ten calendar days prior to the Call Settlement Date specified by UBS. In the event UBS exercises this right, you will receive a cash payment equal to the Current Principal Amount as of the Valuation Date. We refer to this cash payment as the “Call Settlement Amount.” In the event UBS exercises its Call Right, the applicable “Valuation Date” means the third Trading Day prior to the Call Settlement Date. See also “Description of the Debt Securities We May Offer — Redemption and Payment” in the attached prospectus.

How do you redeem your Securities?

Early Redemption

You may elect to require UBS to redeem your Securities, in whole or in part, prior to the Maturity Date on any Index Business Day commencing on February 26, 2016 through and including the final Redemption Date, subject to a minimum redemption amount of at least 50,000 Securities, your compliance with the procedures described below and the potential postponements and adjustments as described under “Specific Terms of the Securities — Market Disruption Event.”. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities; however, there can be no assurance that they can or will do so. UBS reserves the right from time to time to waive this minimum redemption amount in its sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver. The first Redemption Date will be February 26, 2016 and the final Redemption Date will be February 15, 2046.

Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to the Current Principal Amount as of the applicable Valuation Date, minus the Redemption Fee Amount as of the applicable Valuation Date. We refer to this cash payment as the “Redemption Amount.” If the amount so calculated is less than or equal to zero, the payment upon early redemption will be zero.

For any early redemption, the applicable “Valuation Date” means the third Index Business Day prior to the related Redemption Date, which day is also the first Index Business Day following the date on which you deliver a redemption notice to UBS in compliance with the redemption procedures (or, in the sole discretion of UBS, the same date that the redemption notice is delivered in compliance with the redemption procedures). The applicable “Redemption Date” means the third Index Business Day following the corresponding Valuation Date or, if such day is not a Business Day, the next following Index Business Day that is also a Business Day.

You may lose all or a substantial portion of your investment upon early redemption if the level of the Index declines or does not increase by an amount sufficient to offset the combined negative effect of the Fee Amount and the Redemption Fee Amount.

The Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right. See “Specific Terms of the Securities — UBS’s Call Right” beginning on page S-42.

Redemption Procedures

To redeem your Securities prior to the Maturity Date, you must instruct your broker to deliver a redemption notice to UBS by email no later than 12:00 noon (New York City time) on the Index Business Day on which you elect to exercise your redemption right and you and your broker must follow the procedures described herein. If you fail to comply with these procedures, your notice will be deemed ineffective. See “Specific Terms of the Securities — Redemption Procedures” beginning on page S-41 and “Description of the Debt Securities We May Offer — Redemption and Payment” in the accompanying prospectus.

What are some of the risks of the Securities?

An investment in the Securities involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” beginning on page S-13.

➢

You may lose all or a substantial portion of your investment —The Securities do not guarantee any return on your initial investment and are exposed to any decline in the level of the Index. You will lose some or all of your investment if the Index level does not increase enough to offset the negative effect of the Fee Amount, and the Redemption Fee Amount, if applicable. The Index is volatile and subject to a variety of market forces, some of which are described below. The Index Closing Level is therefore unpredictable. Commodity prices may change unpredictably, affecting the prices of oil underlying the exchange-traded futures contracts comprising the Index and, consequently, the value of the Securities.

➢

Market risk — The return on the Securities, which may be positive or negative, is directly linked to the level of the Index. The performance of the Index is based on the prices of the Index Commodities, currently the WTI crude oil futures contract traded on the New York Mercantile Exchange. The level of the Index is affected by a variety of factors and may change unpredictably, affecting the value of your Securities in unforeseeable ways.

➢

Credit of issuer — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the Securities, including any payment at maturity, call or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call or early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities. The Securities do not benefit from any co-obligation of UBS Switzerland AG.

➢

Concentration risks — The Securities are linked to an Index which is currently comprised solely of the WTI crude oil futures contract traded on the New York Mercantile Exchange. As a result, the Index will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. An investment in the Securities will increase your portfolio’s exposure to fluctuations in oil prices, which have been highly volatile over the past few years and may continue to be volatile and unpredictable in the future.

➢	No interest payments from the Securities — You will not receive any interest payments on the Securities.

➢

A trading market for the Securities may not develop — Although the Securities have been approved for listing on NYSE Arca, subject to official notice of issuance, a trading market for the Securities may not develop. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to and may stop at any time. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. In addition, we are not obliged to, and may not, sell the full aggregate principal amount of the Securities shown on the cover of this prospectus supplement. We may suspend or cease sales of the Securities at any time, at our discretion. Therefore, the liquidity of the Securities may be limited.

➢

Requirements upon early redemption — You must satisfy the requirements described herein for your redemption request to be considered, including the minimum redemption amount of at least 50,000 Securities, unless we determine otherwise or your broker or other financial intermediary bundles your Securities for redemption with those of other investors to reach this minimum requirement and there can be no assurance that they can or will do so. Therefore, the liquidity of the Securities may be limited. In addition, the payment you receive upon early redemption will be reduced by the Fee Amount and the Redemption Fee Amount. While UBS reserves the right to waive the minimum redemption amount or the Redemption Fee Amount from time to time in its sole discretion, there can be no assurance that UBS will choose to waive any redemption requirements or fees or that any holder of the Securities will benefit from UBS’s election to do so. Therefore, the liquidity of the Securities may be limited.

➢

Your redemption election is irrevocable — You will not know the Redemption Amount at the time you elect to request us to redeem your securities and you will not be able to rescind your election to redeem your Securities after your redemption notice is received by UBS. Accordingly, you will be exposed to market risk in the event market conditions change after UBS receives your offer and the Redemption Amount is determined on the applicable Valuation Date.

➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your own tax situation.

➢

UBS’s Call Right — UBS may elect to redeem all outstanding Securities on any Trading Day on or after February 23, 2017, as described under “Specific Terms of the Securities — UBS’s Call Right” beginning on page S-42. If UBS exercises its Call Right, the Call Settlement Amount may be less than your initial investment in the Securities.

Is this the right investment for you?

The Securities may be a suitable investment for you if:

➢	You are willing to accept the risk that you may lose all or a substantial portion of your investment.

➢	You seek an investment with a return linked to the performance of the Index, which will provide exposure to the WTI oil futures contract.

➢	You believe the level of the Index will increase by an amount sufficient to offset the negative effect of the Fee Amount and any Redemption Fee Amount.

➢	You are willing to accept the risk of market fluctuations in general and fluctuations in the performance of the Index and oil prices in particular.

➢	You are willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You are willing to hold securities that have a long-term maturity (30 years).

➢	You are willing to hold securities that are subject to the UBS Call Right on any Trading Day on or after February 23, 2017.

➢	You do not seek current income from your investment.

➢	You are not seeking an investment for which there will be an active secondary market.

➢	You are comfortable with the creditworthiness of UBS, as issuer of the Securities.

The Securities may not be a suitable investment for you if:

➢	You are not willing to accept the risk that you may lose all or a substantial portion of your investment.

➢	You do not seek an investment with a return linked to the performance of the Index, which will provide exposure to the WTI oil futures contract.

➢

You believe that the level of the Index will decline during the term of the Securities or any increase in the level of the Index over the term of the Securities will not be sufficient to offset the negative effect of the Fee Amount and any Redemption Fee Amount.

➢	You are not willing to be exposed to market fluctuations in general and fluctuations in the performance of the Index in particular.

➢	You are not willing to accept the risk that the price at which you are able to sell the Securities may be significantly less than the amount you invested.

➢	You are not willing to hold securities that have a long-term maturity (30 years).

➢	You are not willing to hold securities that are subject to the UBS Call Right on any Trading Day on or after February 23, 2017.

➢	You prefer the lower risk and therefore accept the potentially lower returns of fixed-income investments with comparable maturities and credit ratings.

➢	You seek current income from your investment.

➢	You seek an investment for which there will be an active secondary market.

➢	You are not comfortable with the creditworthiness of UBS, as issuer of the Securities.

Who calculates and publishes the Index?

The level of the Index is calculated and disseminated by the Index Calculation Agent in real-time on each Index Business Day. Index information, including the Index level, is available from NYSE and Bloomberg L.P. (“Bloomberg”) under the symbol “SPGSCLTR”. The historical performance of the Index is not indicative of the future performance of the Index or the Securities, or the level of the Index or the Current Principal Amount of the Securities on the Final Valuation Date or applicable Valuation Date, as the case may be.

What are the tax consequences of owning the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” on page S-49.

Pursuant to the terms of the Securities, you and we agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid forward contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount realized and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. The deductibility of capital losses is subject to limitations.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that the Securities could be treated for tax purposes in an alternative manner described under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” on page S-50.

The Internal Revenue Service (“IRS”) released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether gain or loss upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page S-49 unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Hypothetical Examples

Hypothetical Payment at Maturity or Call, or upon Early Redemption

The following examples illustrate how the Securities would perform at maturity or call, or upon early redemption, in hypothetical circumstances. They are purely hypothetical and are provided for illustrative purposes only. They should not be taken as an indication or prediction of future investment results. If you sell your Securities in the secondary market prior to the Maturity Date, your return will depend on the market value of your Securities at the time of sale, which may be affected by a number of other factors not reflected in the tables below. See “Risk Factors” on page S-13 for further information. The hypothetical examples below do not take into account the effects of any applicable taxes.

In Example 1, the level of the Index increases at a constant rate of .50% per day for 30 days. In Example 2, the level of the Index increases at a constant rate of .25% per day for the first 15 days, and then decreases at a constant rate of .25% per day for the next 15 days. In Example 3, the level of the Index decreases at a constant rate of .25% per day for the first 15 days, and then increases at a constant rate of ..25% per day for the next 15 days. In Example 4, the level of the Index decreases at a constant rate of 1.00% per day for 30 days. For ease of analysis and presentation, the following examples also assume that the term of the Securities is 30 days. These examples highlight the impact of the Fee Amount on the payment at maturity or call, or upon early redemption, under different circumstances. The figures in these examples have been rounded for convenience.

The following assumptions are used in each of the six examples:

➢	the initial index level for the Index is 300.00;

➢	the Current Principal Amount on the first day is $25.00; and

➢	the Fee Amount is calculated on an actual/365 basis.

Hypothetical Examples

Example 1 — The level of the Index increases at a constant rate of 0.50% per day for 30 days.

Day	Index Level	Index Performance Ratio	Fee Amount	Current Principal Amount	Redemption Amount
0	300.00			25
1	301.50	1.005	0.000344178	25.1247	25.0933
2	303.01	1.005	0.000345894	25.2499	25.2184
3	304.52	1.005	0.000347619	25.3758	25.3441
4	306.05	1.005	0.000349352	25.5024	25.4705
5	307.58	1.005	0.000351094	25.6295	25.5975
6	309.11	1.005	0.000352845	25.7573	25.7251
7	310.66	1.005	0.000354604	25.8858	25.8534
8	312.21	1.005	0.000356372	26.0148	25.9823
9	313.77	1.005	0.000358149	26.1445	26.1119
10	315.34	1.005	0.000359935	26.2749	26.2421
11	316.92	1.005	0.000361730	26.4059	26.3729
12	318.50	1.005	0.000363534	26.5376	26.5044
13	320.10	1.005	0.000365346	26.6699	26.6366
14	321.70	1.005	0.000367168	26.8029	26.7694
15	323.30	1.005	0.000368999	26.9365	26.9029
16	324.92	1.005	0.000370839	27.0708	27.0370
17	326.55	1.005	0.000372688	27.2058	27.1718
18	328.18	1.005	0.000374546	27.3415	27.3073
19	329.82	1.005	0.000376414	27.4778	27.4435
20	331.47	1.005	0.000378290	27.6148	27.5803
21	333.13	1.005	0.000380177	27.7525	27.7178
22	334.79	1.005	0.000382072	27.8909	27.8560
23	336.47	1.005	0.000383977	28.0300	27.9949
24	338.15	1.005	0.000385892	28.1697	28.1345
25	339.84	1.005	0.000387816	28.3102	28.2748
26	341.54	1.005	0.000389750	28.4514	28.4158
27	343.25	1.005	0.000391693	28.5932	28.5575
28	344.96	1.005	0.000393646	28.7358	28.6999
29	346.69	1.005	0.000395609	28.8791	28.8430
30	348.42	1.005	0.000397582	29.0231	28.9868

Cumulative Index Return	16.14%
Return on Securities (assuming redemption)	15.95%

Hypothetical Examples

Example 2 — The level of the Index increases at a constant rate of 0.25% per day for the first 15 days, then decreases at a constant rate of 0.25% per day for the next 15 days.

Day	Index Level	Index Performance Ratio	Fee Amount	Current Principal Amount	Redemption Amount
0	300.00			25
1	301.50	1.005	0.000344178	25.1247	25.0933
2	303.01	1.005	0.000345894	25.2499	25.2184
3	304.52	1.005	0.000347619	25.3758	25.3441
4	306.05	1.005	0.000349352	25.5024	25.4705
5	307.58	1.005	0.000351094	25.6295	25.5975
6	309.11	1.005	0.000352845	25.7573	25.7251
7	310.66	1.005	0.000354604	25.8858	25.8534
8	312.21	1.005	0.000356372	26.0148	25.9823
9	313.77	1.005	0.000358149	26.1445	26.1119
10	315.34	1.005	0.000359935	26.2749	26.2421
11	316.92	1.005	0.000361730	26.4059	26.3729
12	318.50	1.005	0.000363534	26.5376	26.5044
13	320.10	1.005	0.000365346	26.6699	26.6366
14	321.70	1.005	0.000367168	26.8029	26.7694
15	323.30	1.005	0.000368999	26.9365	26.9029
16	321.69	0.995	0.000367149	26.8015	26.7680
17	320.08	0.995	0.000365308	26.6671	26.6338
18	318.48	0.995	0.000363476	26.5334	26.5002
19	316.89	0.995	0.000361654	26.4004	26.3674
20	315.30	0.995	0.000359841	26.2680	26.2352
21	313.73	0.995	0.000358037	26.1363	26.1037
22	312.16	0.995	0.000356242	26.0053	25.9728
23	310.60	0.995	0.000354456	25.8749	25.8426
24	309.04	0.995	0.000352678	25.7452	25.7130
25	307.50	0.995	0.000350910	25.6161	25.5841
26	305.96	0.995	0.000349151	25.4877	25.4558
27	304.43	0.995	0.000347400	25.3599	25.3282
28	302.91	0.995	0.000345659	25.2327	25.2012
29	301.39	0.995	0.000343926	25.1062	25.0748
30	299.89	0.995	0.000342201	24.9804	24.9491

Cumulative Index Return	-0.04%
Return on Securities (assuming redemption)	-0.20%

Hypothetical Examples

Example 3 — The level of the Index decreases at a constant rate of 0.25% per day for the first 15 days, then increases at a constant rate of 0.25% per day for the next 15 days.

Day	Index Level	Index Performance Ratio	Fee Amount	Current Principal Amount	Redemption Amount
0	300.00			25
1	298.50	0.995	0.000340753	24.8747	24.8436
2	297.01	0.995	0.000339045	24.7499	24.7190
3	295.52	0.995	0.000337345	24.6259	24.5951
4	294.04	0.995	0.000335654	24.5024	24.4718
5	292.57	0.995	0.000333971	24.3795	24.3491
6	291.11	0.995	0.000332297	24.2573	24.2270
7	289.66	0.995	0.000330631	24.1357	24.1055
8	288.21	0.995	0.000328973	24.0147	23.9847
9	286.77	0.995	0.000327324	23.8943	23.8644
10	285.33	0.995	0.000325682	23.7745	23.7448
11	283.91	0.995	0.000324050	23.6553	23.6257
12	282.49	0.995	0.000322425	23.5367	23.5073
13	281.07	0.995	0.000320808	23.4187	23.3894
14	279.67	0.995	0.000319200	23.3013	23.2722
15	278.27	0.995	0.000317600	23.1845	23.1555
16	279.66	1.005	0.000319183	23.3001	23.2709
17	281.06	1.005	0.000320775	23.4162	23.3870
18	282.47	1.005	0.000322374	23.5330	23.5036
19	283.88	1.005	0.000323982	23.6503	23.6208
20	285.30	1.005	0.000325597	23.7683	23.7386
21	286.72	1.005	0.000327221	23.8868	23.8569
22	288.16	1.005	0.000328852	24.0059	23.9759
23	289.60	1.005	0.000330492	24.1256	24.0954
24	291.05	1.005	0.000332140	24.2459	24.2156
25	292.50	1.005	0.000333796	24.3668	24.3363
26	293.96	1.005	0.000335460	24.4883	24.4577
27	295.43	1.005	0.000337133	24.6104	24.5796
28	296.91	1.005	0.000338814	24.7331	24.7022
29	298.40	1.005	0.000340504	24.8564	24.8253
30	299.89	1.005	0.000342201	24.9804	24.9491

Cumulative Index Return	-0.04%
Return on Securities (assuming redemption)	-0.20%

Hypothetical Examples

Example 4 — The level of the Index decreases at a constant rate of 1.00% per day for 30 days.

Day	Index Level	Index Performance Ratio	Fee Amount	Current Principal Amount	Redemption Amount
0	300.00			25
1	297.00	0.99	0.000339041	24.7497	24.7187
2	294.03	0.99	0.000335646	24.5018	24.4712
3	291.09	0.99	0.000332285	24.2565	24.2262
4	288.18	0.99	0.000328958	24.0136	23.9836
5	285.30	0.99	0.000325664	23.7731	23.7434
6	282.44	0.99	0.000322403	23.5351	23.5057
7	279.62	0.99	0.000319174	23.2994	23.2703
8	276.82	0.99	0.000315978	23.0661	23.0373
9	274.06	0.99	0.000312814	22.8351	22.8066
10	271.31	0.99	0.000309682	22.6065	22.5782
11	268.60	0.99	0.000306581	22.3801	22.3521
12	265.92	0.99	0.000303511	22.1560	22.1283
13	263.26	0.99	0.000300472	21.9341	21.9067
14	260.62	0.99	0.000297463	21.7145	21.6873
15	258.02	0.99	0.000294484	21.4970	21.4702
16	255.44	0.99	0.000291535	21.2818	21.2552
17	252.88	0.99	0.000288616	21.0687	21.0423
18	250.35	0.99	0.000285726	20.8577	20.8316
19	247.85	0.99	0.000282865	20.6488	20.6230
20	245.37	0.99	0.000280032	20.4421	20.4165
21	242.92	0.99	0.000277228	20.2374	20.2121
22	240.49	0.99	0.000274452	20.0347	20.0097
23	238.08	0.99	0.000271704	19.8341	19.8093
24	235.70	0.99	0.000268983	19.6355	19.6110
25	233.35	0.99	0.000266290	19.4389	19.4146
26	231.01	0.99	0.000263623	19.2442	19.2202
27	228.70	0.99	0.000260983	19.0515	19.0277
28	226.42	0.99	0.000258370	18.8607	18.8372
29	224.15	0.99	0.000255783	18.6719	18.6485
30	221.91	0.99	0.000253221	18.4849	18.4618

Cumulative Index Return	-26.03%
Return on Securities (assuming redemption)	-26.15%

We cannot predict the actual Index Closing Level on any Index Business Day or the market value of your Securities, nor can we predict the relationship between the Index and the market value of your Securities at any time prior to the Maturity Date, including on any Valuation Date or the Final Valuation Date. The actual amount that a holder of the Securities will receive at maturity, call or upon early redemption, as the case may be, and the rate of return on the Securities will depend on the actual Index Closing Level, the Fee Amount and any Redemption Fee Amount. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your Securities, if any, on the Maturity Date, Call Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples above are provided for purposes of information only. The hypothetical examples are not indicative of the future performance of the Index on any Index Business Day or what the value of your Securities may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the Securities. The performance data shown above is for illustrative purposes only and does not represent the actual future performance of the Securities.

Risk Factors

Your investment in the Securities will involve significant risks. The Securities are not secured debt and are riskier than ordinary unsecured debt securities. Unlike ordinary debt securities, the return on the Securities is linked to the performance of the Index. As described in more detail below, the trading price of the Securities may vary considerably before the Maturity Date, due to events that are difficult to predict and beyond our control. Investing in the Securities is not equivalent to investing directly in the Index or in the futures contracts contained within the Index. This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus, together with the other information in this prospectus supplement and the accompanying prospectus, before investing in the Securities.

The Securities do not guarantee any payment at maturity or call, or upon early redemption, and do not pay interest during their term. The Securities are fully exposed to a decline in the level of the Index and you may lose all or a significant portion of your investment in the Securities.

The Securities do not guarantee a minimum payment or payment of the Stated Principal Amount at maturity or call, or upon early redemption and you may receive less, and possibly significantly less, than the amount you originally invested. The cash payment (if any) that you receive on your Securities at maturity, call or upon early redemption will be based primarily on any increase or decrease in the Index (as measured by the Daily Index Factor) and will be reduced by the Fee Amount less, in the case of an early redemption, the Redemption Fee Amount. The Fee Amount will be calculated and accumulated based on a Daily Index Factor and will therefore depend on daily fluctuations of the Index level. The Index is volatile and subject to a variety of market forces, some of which are described below. The Index Closing Level on any Valuation Date or the Final Valuation Date is therefore unpredictable. You may lose all or a substantial portion of your principal if the level of the Index decreases or does not increase by an amount sufficient to offset the Fee Amount. This will be true even if the value of the Index as of some date or dates prior to the applicable Valuation Date would have been sufficiently high to offset the Fee Amount. Even if the level of the Index increases, your return on the Securities may not be enough to compensate you for any loss in value due to inflation or other factors relating to the value of money over time.

Even if the Index Closing Level at maturity or call, or upon early redemption, has increased relative to the Index Closing Level at the time you purchased the Securities, or the applicable Index Closing Level is greater than the Index Closing Level on the Initial Trade Date, you may receive less than your initial investment in the Securities.

Because the return on your Securities at maturity or call, or upon redemption, is subject to the Fee Amount, even if the Index Closing Level at maturity or call, or upon early redemption, has increased relative to the Index Closing Level at the time you purchased the Securities, or the Index Closing Level on such date is greater than the Index Closing Level on the Initial Trade Date, there is no guarantee that you will receive a positive return on, or a full return of, your initial investment. In addition, if you redeem your Securities prior to maturity, you will be charged a Redemption Fee Amount equal to the product of 0.125% and the Current Principal Amount as of the Redemption Valuation Date, unless we determine to waive the Redemption Fee Amount in our sole discretion.

Credit of UBS.

The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the Securities,

Risk Factors

including any payment at maturity, call or upon early redemption, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS will affect the market value, if any, of the Securities prior to maturity, call or early redemption. In addition, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities.

Changes in our credit ratings may affect the market value of the Securities.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the Securities, either positively or negatively. However, because the return on the Securities is dependent upon certain factors in addition to our ability to pay our obligations on the Securities, an improvement in our credit ratings will not reduce the other investment risks related to the Securities. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the Securities, and in addition, a deterioration in our credit ratings may have a negative effect on the market value of the Securities.

The Securities are part of a series of UBS AG debt securities entitled “Medium-Term Notes, Series B” and do not benefit from a co-obligation of UBS Switzerland AG.

UBS AG Exchange Traded Access Securities (ETRACS) issued prior to June 14, 2015 are part of a series of debt securities entitled “Medium-Term Notes, Series A”. UBS Switzerland AG is a co-obligor of such debt securities. However, the Securities are part of a separate series of debt securities entitled “Medium-Term Notes, Series B”, and were issued after June 14, 2015. As a result, UBS Switzerland AG is not a co-obligor of the Securities and has no liability with respect to the Securities. If UBS AG fails to perform and observe every covenant of the indenture to be performed or observed by UBS AG with respect to the Securities, holders of the Securities will have recourse only against UBS AG, and not against UBS Switzerland AG.

There are restrictions on the minimum number of Securities you may redeem and on the procedures and timing for early redemption.

You must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any Redemption Date, unless we elect to waive the minimum redemption amount in our sole discretion, on a case-by-case basis, or your broker or other financial intermediary bundles your Securities for redemption with those of other investors to reach this minimum requirement. You should not assume you will be entitled to the benefit of any such waiver. You may only redeem your Securities on a Redemption Date if we receive a notice of redemption from your broker by no later than 12:00 noon (New York City time) and a confirmation of redemption by no later than 5:00 p.m. (New York City time) on the Index Business Day prior to the applicable Valuation Date. If we do not receive your notice of redemption by 12:00 noon (New York City time), or the confirmation of redemption by 5:00 p.m. (New York City time) on the Index Business Day prior to the applicable Valuation Date, your notice will not be effective and we will not redeem your Securities on the applicable Redemption Date. Your notice of redemption will not be effective until we confirm receipt. In addition, we may request a medallion signature guarantee or such assurances of delivery as we may deem necessary in our sole discretion. See “Specific Terms of the Securities — Early Redemption at the Option of the Holders” beginning on page S-40 for more information. We also reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the notice of redemption is received by UBS rather than the following Index Business Day. You should not assume you will be entitled to the benefit of any such acceleration.

Risk Factors

You will not know the Redemption Amount at the time you elect to request that we redeem your Securities.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your Securities. Your notice to us to redeem your Securities is irrevocable and must be received by us no later than 12:00 noon, New York City time, on the Index Business Day immediately preceding the applicable Valuation Date and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same date. The Valuation Date is the third Index Business Day prior to the related Redemption Date and also the first Index Business Day following the date on which such notice and confirmation are received by us, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the notice of redemption is received by UBS rather than the following Index Business Day. You will not know the Redemption Amount until after the Valuation Date, and we will pay you the Redemption Amount, if any, on the Redemption Date, which is the third Index Business Day following the corresponding Valuation Date. As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your right to have us redeem your Securities, and prior to the relevant Redemption Date.

The liquidity of the market for the Securities may vary materially over time, and may be limited if you do not hold at least 50,000 Securities.

As stated on the cover of this prospectus supplement, we intend to sell a portion of the Securities on the Initial Trade Date, and the remainder of the Securities may be offered and sold from time to time, through UBS Securities LLC, our affiliate, as agent, to investors and dealers acting as principals. Also, the number of Securities outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the Securities. We may suspend or cease sales of the Securities at any time, at our discretion. Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities. While you may elect to redeem your Securities prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this prospectus supplement, including the condition that you must redeem at least 50,000 Securities at one time in order to exercise your right to redeem your Securities on any Redemption Date.

You will not receive interest payments on the Securities or have rights in respect of any of the futures contracts underlying the Index.

You will not receive any periodic interest payments on the Securities. However, because it is possible that the Securities may be classified as contingent payment debt instruments rather than a pre-paid derivative contract, you may be required to accrue interest income over the term of your Securities. See “Material U.S. Federal Income Tax Consequences — Alternative Treatments.”

As an owner of the Securities, you will not have rights that investors in the Index Commodities may have. Your Securities will be paid in cash, and you will have no right to receive delivery of any commodity underlying the contracts or of any dividends or distributions relating to such contracts.

Risk Factors

The market value of the Securities may be influenced by many unpredictable factors.

The market value of your Securities may fluctuate between the date you purchase them and the applicable Valuation Date or the Final Valuation Date. Therefore, you may sustain a significant loss if you sell your Securities in the secondary market. We expect that generally the value of the Index Commodities will affect the market value of the Securities more than any other factor, although several other factors, many of which are beyond our control, will also influence the market value of the Securities. Factors that may influence the market value of the Securities include:

➢	the volatility of the Index (i.e., the frequency and magnitude of changes in the level of the Index);

➢	prevailing market prices of the U.S. stock and commodity markets and the price of the Index Commodities;

➢	the time remaining to the maturity of the Securities;

➢	supply and demand for the Securities, including inventory positions with UBS Securities LLC or any market maker or additional issues of the Securities and any suspensions or limits on such activity;

➢	the time remaining to the maturity of the Securities;

➢	interest rates;

➢

economic, financial, political, regulatory, geographical, agricultural, biological, judicial or force majeure events that affect the level of the Index, the market price of the U.S. and global stock and oil markets or the Index Commodities, or that affect markets generally;

➢	the actual and perceived creditworthiness of UBS; or

➢	supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor in an unpredictable manner, which could negatively affect the market value of the Securities.

We may issue and sell additional Securities at any time but we are under no obligation to do so, and we may limit or restrict such sales, and we may stop and subsequently resume selling additional Securities at any time. Any of these actions could materially and adversely affect the trading price and liquidity of the Securities in the secondary market.

In our sole discretion, we may decide to issue and sell additional Securities from time to time at a price that is higher or lower than the Stated Principal Amount, based on the indicative value of the Securities at that time. The price of the Securities in any subsequent sale may differ substantially (higher or lower) from the price paid in connection with any other issuance of such Securities. Sales of the Securities will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Additionally, any Securities held by us or an affiliate in inventory may be resold at prevailing market prices or lent to market participants who may have made short sales of the Securities. However, we are under no obligation to issue or sell additional Securities at any time, and if we do sell additional Securities, we may limit or restrict such sales, and we may stop and subsequently resume selling additional Securities at any time. Any of these actions could materially and adversely affect the trading price and liquidity of such Securities in the secondary market. Furthermore, unless we indicate otherwise, if we suspend selling additional Securities, we reserve the right to resume selling additional Securities at any time, which might result in the reduction or elimination of any premium in the trading price.

Risk Factors

There may not be an active trading market in the Securities; sales in the secondary market may result in significant losses.

The Securities have been approved for listing, subject to official notice of issuance, on NYSE Arca. However, we are not required to maintain any listing of the Securities on NYSE Arca or any other exchange. Certain affiliates of UBS may engage in limited purchase and resale transactions in the Securities, although they are not required to do so and may stop at any time. As a result, if an active secondary market develops, we expect that investors will purchase and sell the Securities primarily in this secondary market. Even if an active secondary market for the Securities develops, it may not provide significant liquidity or trade at prices advantageous to you. As a result, if you sell your Securities in the secondary market, you may have to do so at a discount from the issue price or the intraday indicative value of the Securities and you may suffer significant losses.

The Securities may trade at a substantial premium to or discount from the intraday indicative value which could, in certain circumstances, result in a loss of some or all of your investment in the Securities.

The market value of the Securities is influenced by many unpredictable factors, some of which may cause the price at which the Securities can be sold in the secondary market to vary substantially from the intraday indicative value that is calculated and disseminated throughout trading hours. For example, if UBS were to suspend sales of the Securities for any reason, the liquidity of the market for the Securities could be affected, potentially leading to insufficient supply, causing the market price of the Securities to increase. Such an increase could represent a premium over the intraday indicative value of the Securities. Before trading in the secondary market, you should compare the intraday indicative value of the Securities with the then-prevailing trade price of the Securities. Furthermore, unless UBS indicates otherwise, if UBS were to suspend selling additional Securities, it would reserve the right to resume selling additional Securities at any time, which might result in the reduction or elimination of any premium in the market price over the intraday indicative value.

Conversely, suspension of additional issuances of the Securities can also result in a significant reduction in the number of outstanding Securities if investors subsequently exercise their early redemption right. If the total number of outstanding Securities has fallen to a level that is close to or below the minimum redemption amount, you may not be able to purchase enough Securities to meet the minimum size requirement in order to exercise your early redemption right. The unavailability of the redemption right could result in the Securities trading in the secondary market at discounted prices below the intraday indicative value. Having to sell your Securities at a discounted market price below the intraday indicative value of the Securities could lead to significant losses or the loss of your entire investment. Prior to making an investment in the Securities, you should take into account whether or not the market price is tracking the intraday indicative value of the Securities.

The Index Sponsor may, in its sole discretion, discontinue the public disclosure of the intraday indicative value of the Index and the end-of-day closing value of the Index, which could result in the Securities being delisted from NYSE Arca.

The Securities have been approved for listing, subject to official notice of issuance, on NYSE Arca under the symbol “OILX.” The Index Sponsor is not under any obligation to continue to calculate the intraday indicative value of the Index and end-of-day official closing value of the Index or required to calculate similar values for any successor index. If the Index Sponsor discontinues such public disclosure, we may not be able to provide the intraday indicative values related to the Index required to maintain any listing of the Securities on the NYSE Arca. If the Securities become delisted, the liquidity of the market for the Securities may be materially and adversely affected and you may sustain

Risk Factors

significant losses if you sell your Securities in the secondary market. We are not required to maintain any listing of the Securities on NYSE Arca or any other exchange.

The Index Sponsor may adjust the Index in a way that affects the Index Closing Level, and the Index Sponsor has no obligation to consider your interests as a holder of the Securities.

The Index Sponsor is responsible for calculating and publishing the Index, and can add, delete or substitute the Index Commodities or make other methodological changes that could change the Index Closing Level. You should realize that the changing of underlying futures contracts included in the Index may affect the Index, as a newly added contract may perform significantly better or worse than the existing contract. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the Securities. The Index Sponsor has no obligation to consider your interests as a holder of the Securities in calculating or revising the Index. See “S&P GSCI Crude Oil Total Return Index.”

Historical levels of the Index should not be taken as an indication of future performance during the term of the Securities.

The historical information in this prospectus supplement is presented for information only and the actual performance of the Index over the term of the Securities, as well as the amount payable at maturity, call or upon early redemption, may bear little relation to the historical performance of the Index, which is limited as of the date of this prospectus supplement. The performance of the Index Commodities will determine the Index Closing Level on any given Valuation Date or the Final Valuation Date or at other times during the term of the Securities. As a result, it is impossible to predict whether the level of the Index will rise or fall.

Higher future prices of the index components relative to their current prices may decrease the Current Principal Amount.

The Index is composed of commodity futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain month for delivery of the underlying physical commodity. As the exchange-traded futures contracts that the Index comprises approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” The actual realization of a potential roll yield will be dependent upon the level of the related spot price relative to the unwind price of the commodity futures contract at the time of sale of the contract. Historically, WTI crude oil futures contracts traded on the New York Mercantile Exchange have exhibited both consistent periods of backwardation and consistent periods of contango. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango in the commodity markets, as is currently the case, could result in negative “roll yields,” which could adversely affect the value of the Index and, accordingly, adversely affect the market value of your Securities.

Risk Factors

Commodity prices may change unpredictably, affecting the Index and the level of the Index and the value of your Securities in unforeseeable ways.

Trading in futures contracts on physical commodities, including trading in the index components, is speculative and can be extremely volatile. Market prices of the index components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments and changes in interest rates. These factors may affect the level of the Index and the value of your Securities in varying ways, and different factors may cause the value of the index components, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

Supply of and demand for physical commodities tends to be particularly concentrated, so prices are likely to be volatile.

The prices of physical commodities, including the commodities underlying the index components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. In particular, recent growth in industrial production and gross domestic product has made China an oversized user of commodities and has increased the extent to which certain commodities rely on the Chinese markets. Political, economic and other developments that affect China may affect the value of the commodities underlying the index components and, thus, the value of the Index and the Securities linked to the Index. Because certain of the commodities underlying the index components may be produced in a limited number of countries and may be controlled by a small number of producers, political, economic and supply related events in such countries could have a disproportionate impact on the prices of such commodities and the value of your Securities.

The price of WTI crude oil futures can exhibit high and unpredictable volatility, which could lead to high and unpredictable volatility in the Index.

The prices of WTI crude oil are primarily affected by the global demand for and supply of crude oil, but are also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event, although regional factors may disproportionately impact either WTI crude oil futures in comparison to crude oil futures generally or to one another. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously

Risk Factors

withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

Data sourcing, calculation and concentration risks associated with the Index may adversely affect the market price of the Securities.

Because the Securities are linked to an Index which is composed of the WTI crude oil futures contract traded on the New York Mercantile Exchange, the Index will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the Index will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the index components. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the Index for the following period. Additionally, the Index Sponsor may not discover every discrepancy. Furthermore, the weightings for the Index are determined by the Index Sponsor, in consultation with the Index Committee. The Index Sponsor has sole discretion in making decisions with respect to the Index and has no obligation to take the needs of any parties to transactions involving the Index into consideration when reweighting or making any other changes to the Index. Finally, the exchange-traded commodities underlying the futures contracts included in the Index from time to time are concentrated in one sector. An investment in the Securities may therefore carry risks similar to a concentrated securities investment in one industry or sector.

Changes in the Treasury Bill rate of interest may affect the level of the Index and the value of your Securities.

Because the value of the Index is linked, in part, to the Treasury Bill rate of interest that could be earned on cash collateral invested in specified Treasury Bills, changes in the Treasury Bill rate of interest may affect the amount payable on your Securities at maturity, call or upon early redemption and the market value of your Securities. Assuming the trading prices of the Index components remain constant, an increase in the Treasury Bill rate of interest will increase the value of the Index and, therefore, the value of your Securities. A decrease in the Treasury Bill rate of interest will adversely impact the value of the Index and, therefore, the value of your Securities.

The Index may in the future include contracts that are not traded on regulated futures exchanges.

At present, the Index is composed of a single futures contract traded on the New York Mercantile Exchange, which is a regulated futures exchange. As described below, however, the Index may in the future include over-the counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated foreign exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Index, may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

Risk Factors

Suspension or disruptions of market trading in the commodity and related futures markets may adversely affect the value of your Securities.

The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges (including the New York Mercantile Exchange) and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single Business Day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price above a limit up or below a limit down. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your Securities. See “Specific Terms of the Securities — Market Disruption Event’’ on page S-42.

Changes in law or regulation relating to commodities futures contracts may adversely affect the market value of the Securities and the amounts payable on your Securities.

Commodity futures contracts, such as the Index Commodities, are subject to legal and regulatory regimes that are in the process of changing in the United States and, in some cases, in other countries. The Dodd-Frank Wall Street Reform and Consumer Protection Act, commonly known as the “Dodd-Frank Act”, provides for substantial changes in the regulation of the futures and over-the-counter derivatives markets. Among other things, the Dodd-Frank Act is intended to limit speculation and increase transparency in the commodity derivatives markets and regulate the over-the-counter derivatives markets. The legislation requires regulators, including the Commodity Futures Trading Commission (“CFTC”), to adopt rules on a variety of issues, many of which have been adopted and have become effective. In addition, certain significant components of the Dodd-Frank Act regulatory scheme, including registration and reporting requirements, as well as centralized clearing requirements for certain products and market participants, have been implemented. However, the Dodd-Frank Act regulatory scheme has not yet been fully implemented, and the ultimate impact of the regulations on the markets and market participants cannot yet be determined.

Among other things, the legislation requires that most over-the-counter transactions be executed on organized exchanges or facilities and be cleared through regulated clearing houses. This requirement has become effective for certain categories of interest rate and credit default swaps. It is anticipated that other products will become subject to the mandatory centralized execution and clearing requirement in the future. In addition, the legislation requires registration of, and imposes regulations on, swap dealers and major swap participants. The legislation also authorizes the CFTC, subject to certain requirements, to adopt rules with respect to the establishment of limits on futures and swap positions on physical commodities that are not entered into or maintained for “bona fide” hedging purposes, as defined in the legislation, and the CFTC has proposed such rules and they are expected to be adopted in the near future. In addition, the CFTC will apply its position limits across the futures positions held by a market participant on any exchange or trading facility, together with its positions in swaps that are “economically equivalent” to the specified exchange-traded futures that are subject to the position limits. The enactment of the Dodd-Frank Act, and the CFTC’s adoption of rules on position limits, could limit the extent to which entities can enter into transactions in exchange traded futures contracts on physical commodities as well as related swaps and could make participation in the markets more burdensome and expensive. Any such limitations could restrict or prevent our ability to hedge our obligations under the Securities, which could affect our ability to satisfy our obligations or lead UBS to elect to redeem your Securities pursuant to its Call Right. If ultimately adopted by the CFTC, the position limit rules will likely limit transactions in the futures and over-the-counter derivative markets and could substantially reduce liquidity and increase commodity market volatility. This could adversely affect the prices of such

Risk Factors

contracts and, in turn, the market value of the Securities and the amounts payable on the Securities at maturity or upon redemption. In addition, other parts of the legislation, by increasing regulation of, and imposing additional costs on, swap transactions, could reduce trading in the swap and futures markets, which would further restrict liquidity, increase volatility and adversely affect prices, which could in turn adversely affect the value of the Index.

Other regulatory organizations have proposed, and in the future may propose, further reforms similar to those enacted by the Dodd-Frank Act or other legislation which could have an adverse impact on the liquidity and depth of the commodities, futures and derivatives markets. For example, the European Commission recently published a proposal developed by the European Securities and Markets Authority (“ESMA”), which updates the Markets in Financial Instruments Directive, commonly known as “MiFID II,” and the Markets in Financial Instruments Regulation, commonly known as “MiFIR.” MiFID II was adopted in April 2014 and provides for the establishment of position limits on the size of positions in commodity derivatives which a person may hold over a specified period of time. These regulations could substantially reduce liquidity and increase volatility in the commodities futures contracts such as the Index Commodities, which could adversely affect the prices of such contracts and, in turn, the market value of the Securities and the amounts payable on the Securities at maturity or upon redemption. The European Commission has also adopted the European Market Infrastructure Regulation (“EMIR”), which requires many over-the-counter derivatives to be centrally cleared and, together with technical standards published and to be published by ESMA, will establish margin and capital requirements for non-centrally cleared over-the counter derivatives. There exists potential for inconsistency between regulations issued by the CFTC and technical standards adopted under EMIR, which could lead to market fragmentation.

If UBS were to be subject to restructuring proceedings, the market value of the Securities may be adversely affected.

Under certain circumstances, the Swiss Financial Market Supervisory Authority (FINMA) has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder. Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, FINMA is authorized to open restructuring proceedings (Sanierungsverfahren) or liquidation (bankruptcy) proceedings (Bankenkonkurs) in respect of, and/or impose protective measures (Schutzmassnahmen) in relation to, UBS. The Swiss Banking Act, as last amended as of January 1, 2013, grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium (Stundung) or a maturity postponement (Fälligkeitsaufschub), which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the notes, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. As of the date of this product supplement, there are no precedents as to what impact the revised regime would have on the rights of holders of the Securities or the ability of UBS to make payments thereunder if one or several of the measures under the revised insolvency regime were imposed in connection with a resolution of UBS.

Risk Factors

Trading and other transactions by UBS or its affiliates in the Index Commodities, futures, options, exchange-traded funds or other derivative products on such securities or the Index may impair the market value of the Securities.

As described below under “Use of Proceeds and Hedging” on page S-48 in this prospectus supplement, we or one or more of our affiliates may hedge our obligations under the Securities by purchasing or selling futures contracts underlying the Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index and the futures contracts underlying the Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing.

Although they are not expected to, any of these hedging activities may adversely affect the market price of such Index Commodities and/or the level of the Index and, therefore, the market value of the Securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Securities declines.

We or one or more of our affiliates may also engage in trading in the futures contracts underlying the Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index and the futures contracts underlying the Index on a regular basis as part of our general brokerage, trading and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of such Index Commodities and the level of the Index and, therefore, the market value of the Securities. We or one or more of our affiliates may also issue or underwrite Index Commodities or other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index Commodities or the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Securities. With respect to any of the activities described above, neither UBS nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

Any of these activities could adversely affect the level of the Index and, therefore, the payment at maturity or call or upon early redemption.

The business activities of UBS or its affiliates may create conflicts of interest.

We and our affiliates expect to play a variety of roles in connection with the issuance of the Securities.

As noted above, we and our affiliates expect to engage in trading activities related the Index and the Index Commodities that are not for the account of holders of the Securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the Securities and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Securities.

Moreover, we and our affiliates may have published and in the future may publish research reports with respect to commodities underlying the Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index and the commodity futures contracts underlying the Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. The research should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of this investment.

Risk Factors

Any of these activities could adversely affect the level of the Index and, therefore, the indicative value of the Securities. Furthermore, any of these activities, if occurring on any Redemption Valuation Date, could adversely affect the payment at maturity, call or redemption of any series of the Securities.

There are potential conflicts of interest between you and the Security Calculation Agent.

Our affiliate, UBS Securities LLC, will serve as the Security Calculation Agent. UBS Securities LLC will, among other things, decide the amount of the return paid out to you on the Securities at maturity, call or upon early redemption. For a fuller description of the Security Calculation Agent’s role, see “Specific Terms of the Securities — Security Calculation Agent” on page S-42. The Security Calculation Agent will exercise its judgment when performing its functions. For example, the Security Calculation Agent may have to determine whether a market disruption event affecting the Index Commodities or the Index has occurred or is continuing on a day when the Security Calculation Agent will determine the Index Closing Level. This determination may, in turn, depend on the Security Calculation Agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the Security Calculation Agent may affect the market value of the Securities, the Security Calculation Agent may have a conflict of interest with you if it needs to make any such decision.

UBS and its affiliates have no affiliation with the Index Sponsor and are not responsible for its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for licensing arrangements discussed under “S&P GSCI Crude Oil Total Return Index — License Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. In addition, if our license agreement with the Index Sponsor were to terminate, we would no longer have the right to use the Index or the related trademarks. If the Index Sponsor discontinues or suspends the calculation of the Index, or if our license agreement with the Index Sponsor terminates, it may become difficult to determine the market value of the Securities and the payment at maturity, call or redemption. The Security Calculation Agent may designate a successor index in its sole discretion. If the Security Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity, call or redemption will be determined by the Security Calculation Agent in its sole discretion. See “Specific Terms of the Securities — Security Calculation Agent” on page S-42 and “Specific Terms of the Securities — Market Disruption Event” on page S-42. The Index Sponsor is not involved in the offer of the Securities in any way, and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. Neither we nor any of our affiliates have performed an independent review or due diligence of publicly available information with respect to Index Sponsor or the Index contained in this prospectus supplement. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor and the Index.

Changes that affect the composition, methodology, policies and calculation of the Index will affect the amount payable on and the market value of the Securities.

The amount payable on the Securities and their market value could be affected if the Index Sponsor, in its sole discretion, discontinues or suspends calculation of the Index in which case it may become difficult to determine the market value of the Securities. If events such as these occur, or if the Index Closing Level is not available because of a market disruption event or for any other reason, the Security

Risk Factors

Calculation Agent will make a good faith estimate in its sole discretion of the Index Closing Level that would have prevailed in the absence of the market disruption event. If the Security Calculation Agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the Index Closing Level is required to be determined, the Security Calculation Agent will instead make a good faith estimate in its sole discretion of the Index Closing Level.

In addition, changes by the Index Sponsor of its policies relating to the Index, the calculation of the Index or to the underlying future contracts could affect the level of the Index and, therefore, the value of your Securities. The Index Sponsor could also change its methodology concerning constituents that qualify for inclusion in the Index and how it calculates the Index, which could adversely affect the value of your Securities. The Index Sponsor has no obligation to consider your interests in calculating or revising the Index.

Additional commodity futures contracts may satisfy the eligibility criteria for inclusion in the Index, and the commodity futures contract or contracts currently included in the Index may fail to satisfy such criteria. The weighting factors applied to each futures contract included in the S&P GSCI and/or the Index may change annually, based on changes in commodity production and volume statistics. In addition, the Index Sponsor may modify the methodology for determining the composition and weighting of the Index, for calculating its value in order to assure that the Index represents an adequate measure of market performance or for other reasons, or for calculating the value of the Index. A number of modifications to the methodology for determining the contracts to be included in the S&P GSCI and for valuing the S&P GSCI, of which the Index is a sub-index, have been made in the past several years and further modifications may be made in the future. The Index Sponsor may also discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market value of the Index. Any such changes could adversely affect the value of the Securities.

The Security Calculation Agent can postpone the determination of the Index Closing Level and thus the applicable Redemption Date, the Call Settlement Date or the Maturity Date if a market disruption event occurs on the applicable Valuation Date or the Final Valuation Date.

The determination of the Index Closing Level may be postponed if the Security Calculation Agent determines that a market disruption event has occurred or is continuing on the applicable Valuation Date or on the Final Valuation Date. If such a postponement occurs, then the Security Calculation Agent will instead use the Index Closing Level on the next following Trading Day on which no market disruption event occurs or is continuing. In no event, however, will the applicable Valuation Date or Final Valuation Date for the Securities be postponed by more than five Trading Days. As a result, the applicable Redemption Date, the Call Settlement Date or the Maturity Date for the Securities could also be postponed, although not by more than five Trading Days. If the applicable Valuation Date or Final Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on such last possible day, that day will nevertheless be the final day in the applicable Valuation Date or Final Valuation Date. If a market disruption event is occurring on the applicable Valuation Date or Final Valuation Date, then the Security Calculation Agent will make a good faith estimate in its sole discretion of the Index Closing Level that would have prevailed in the absence of the market disruption event. See “Specific Terms of the Securities — Market Disruption Event” on page S-42. As a result of such market disruption, the Security Calculation Agent’s good faith estimate could result in a valuation that differs, and potentially differs materially, from the valuation that would have been obtained had no market disruption occurred.

Risk Factors

Because your payment at maturity, call or upon early redemption is a function of, among other things, the Daily Index Factor on the relevant Valuation Date or the Final Valuation Date, the postponement of the applicable Valuation Date or Final Valuation Date may result in the application of a different Index Closing Level and, therefore, a different Daily Index Factor, which could decrease the Current Principal Amount as compared to the Current Principal Amount that you would have received based on the Index Closing Level on the originally scheduled Valuation Date or Final Valuation Date.

UBS may redeem the Securities prior to the Maturity Date.

On any Trading Day on or after February 26, 2016, UBS may elect to redeem all, but not less than all, the outstanding Securities upon not less than ten calendar days’ prior notice.

If UBS elects to redeem your Securities pursuant to its Call Right, you may not be able to reinvest at comparable terms or returns. If the Securities have increased in value, you may have to invest your proceeds in a lower-return investment.

Significant aspects of the tax treatment of the Securities are uncertain.

Significant aspects of the tax treatment of the Securities are uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled “What are the tax consequences of owning the Securities?” in the summary section on page S-6, “Material U.S. Federal Income Tax Consequences” on page S-49, and the section “U.S. Tax Considerations” in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether gain or loss upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. We intend to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” on page S-49 unless and until such time as there is a change in law or the Treasury Department or IRS determines that some other treatment is more appropriate.

S&P GSCI Crude Oil Total Return Index

We have derived the following description of the Index from the S&P GSCI Methodology, which governs the management and calculation of the S&P GSCI and its family of indices, including the Index, and is published by the Index Sponsor. We have also derived certain information about the Index from public sources without independent verification. Such information reflects the policies of and is subject to change by the Index Sponsor. Neither we nor any of our affiliates have performed an independent review or due diligence of publicly available information with respect to the Index or the Index Sponsor. You, as an investor in the Securities, should make your own independent investigation into the Index Sponsor and the Index. The Index is calculated by S&P Dow Jones Indices (“SPDJI”) and maintained and published by the Index Sponsor. The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, the Index. The information contained herein with respect to the S&P GSCI and the Index reflects the policies of the Index Sponsor at the date of this prospectus supplement. The S&P GSCI, the Index and the policies of the Index Sponsor are subject to change by the Index Sponsor at any time.

The Index is a sub-index of the S&P GSCI. Disclosure in this section relating to the methodology for compiling the S&P GSCI accordingly relates as well to the methodology of compiling the Index. The section entitled “— The Index” describes the features of the Index that differ from the S&P GSCI. The S&P GSCI is an index based on a production-weighted basket of futures contracts on physical commodities traded on trading facilities in countries that are members of the Organization for Economic Cooperation and Development (“OECD”). The S&P GSCI is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI are those physical commodities on which active and liquid contracts are traded on trading facilities in countries that are members of the OECD. The commodities represented in the S&P GSCI are weighted, on a production basis, to reflect their relative significance (in the view of SPDJI, in consultation with the Index Committee, which is described below) to the world economy. The fluctuations in the value of the S&P GSCI are intended generally to correlate with changes in the prices of such physical commodities in global markets.

Commodity Futures Markets

As discussed in the description of the Index below, the Index is composed of one or more futures contracts on physical commodities. Futures contracts on physical commodities and commodity indices are traded on regulated futures exchanges, and physical commodities and other derivatives on physical commodities and commodity indices are traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the S&P GSCI and thus the Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities provides for the payment and receipt of cash based on the level of the index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

S&P GSCI Crude Oil Total Return Index

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

Index Construction

The Index is a sub-index of the S&P GSCI. As discussed in more detail above, the methodology for compiling and measuring the S&P GSCI relates as well to the methodology for compiling and measuring the Index.

S&P GSCI Crude Oil Total Return Index

Base date and value

The value of the S&P GSCI has been normalized such that its hypothetical level on January 2, 1970 was 100. The value of the S&P GSCI on any given day is equal to the total dollar weight of the S&P GSCI divided by a normalizing constant that assures the continuity of the S&P GSCI over time. The total dollar weights of the S&P GSCI is the sum of the dollar weight of each of the components of the S&P GSCI. The dollar weight of each such index component on any S&P GSCI business day is equal to (i) the daily contract reference price, multiplied by (ii) the appropriate contract production weight (“CPW”) and (iii) during a roll period, the appropriate “roll weight” (discussed below).

The Index incorporates the returns of those contracts in the S&P GSCI that comprise the Index (currently only the WTI crude oil futures contract traded on the New York Mercantile Exchange), the discount or premium obtained by rolling hypothetical positions in those contracts forward as they approach delivery and the interest earned on hypothetical fully collateralized contract positions on the commodities included in the Index. The value of the Index on any S&P GSCI Business Day is equal to the product of (1) the value of the Index on the immediately preceding S&P GSCI business day and (2) one plus the sum of the contract daily return and the Treasury Bill return on the S&P GSCI business day on which the calculation is made and (3) one plus the Treasury Bill return for each non-S&P GSCI business day since the immediately preceding S&P GSCI business day. The contract daily return on any given day is equal to the sum, for each of the commodities included in the Index, of the applicable daily contract reference price on the relevant contract (currently only the WTI crude oil futures contract traded on the New York Mercantile Exchange) multiplied by the appropriate CPW and the appropriate roll weight, divided by the total dollar weight of the Index on the preceding day, minus one. The Treasury Bill return is the return on a hypothetical investment in the Index at a rate equal to the interest rate on a specified U.S. Treasury Bill. The initial value of the Index was normalized such that its hypothetical level on January 7, 1987 was 100.

Component eligibility and other requirements

All of the following requirements must be met in order for a contract to be eligible for inclusion in the S&P CSCI:

1.	The contract must:

a.	be in respect of a physical commodity (rather than a financial commodity);

b.	have a specified expiration or term, or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and

c.	at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement.

2.	The commodity must be the subject of a contract that:

a.	is denominated in U.S. dollars;

b.	is traded on or through an exchange, facility or other platform (referred to as a “trading facility”) that has its principal place of business or operations in a country that is a member of the OECD and (i) makes price quotations generally available to its members or participants (and, if SPDJI is not such a member or participant, to SPDJI) in a manner and with a frequency that is sufficient to provide reasonably reliable indications of the level of the relevant market at any given point in time; (ii) makes reliable trading volume information available to SPDJI with at least the frequency required by SPDJI to make the monthly determinations; (iii) accepts bids and offers from multiple participants or price providers; and (iv) is accessible by a sufficiently broad range of participants; and

S&P GSCI Crude Oil Total Return Index

c.	is traded on a trading facility which allows market participants to execute spread transactions through a single order entry between pairs of contract expirations included in the S&P GSCI that, at any given point in time, will be involved in the rolls to be effected in the next three roll periods.

3.	The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the “daily contract reference price”) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCI. In appropriate circumstances, however, SPDJI may determine that a shorter time period is sufficient or that historical daily contract reference prices for such contract may be derived from daily contract reference prices for a similar or related contract. The daily contract reference price may be (but is not required to be) the settlement price or other similar price published by the relevant trading facility for purposes of margining transactions or for other purposes.

4.	At and after the time a contract is included in the S&P GSCI, the daily contract reference price for such contract must be published between 10:00 a.m. and 4:00 p.m., New York City time on each contract business day by the trading facility on or through which it is traded and must generally be available to all members of, or participants in, such facility (and SPDJI) on the same day from the trading facility or through a recognized third-party data vendor. Such publication must include, at all times, daily contract reference prices for at least one expiration or settlement date that is five months or more from the date the determination is made, as well as for all expiration or settlement dates during such five-month period.

5.	Volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

6.	In order to be added to the S&P GSCI, a contract that is not included in the S&P GSCI at the time of determination and that is based on a commodity that is not represented in the S&P GSCI at such time, must, have an annualized total dollar value traded, over the relevant period of at least $15 billion. The total dollar value traded is the dollar value of the total annualized quantity of the commodity underlying transactions in the relevant contract over the period for which the calculation is made, based on the average of the daily contract reference prices on the last day of each month during the period.

7.	In order to continue to be included in the S&P GSCI, a contract already in the S&P GSCI at the time of determination, and that is the only contract on the relevant commodity included in the S&P GSCI must have an annualized total dollar value traded over the relevant period of at least $5 billion and of at least $10 billion during at least one of the three most recent annual periods used in making the determination.

8.	In order to be added to the S&P GSCI, a contract that is not in the S&P GSCI at the time of determination, and is based on a commodity on which there are one or more contracts included in the S&P GSCI at such time must have an annualized total dollar value traded over the relevant period of at least $30 billion.

9.	In order to continue to be included in the S&P GSCI, a contract that is already in the S&P GSCI at the time of determination, and is based on a commodity on which there are one or more contracts already in the S&P GSCI at such time, must have an annualized total dollar value traded of at least $10 billion over the relevant period and of at least $20 billion during at least one of the three most recent annual periods used in making the determination.

10.	In order to continue to be included in the S&P GSCI at the time of determination, a contract must have a reference percentage dollar weight of at least 0.10%. The reference dollar weight of

S&P GSCI Crude Oil Total Return Index

a contract is determined by multiplying the CPW (defined below) of a contract by the average of its daily contract reference prices on the last day of each month during the relevant period. The reference percentage dollar weight is determined by taking the sum of the reference dollar weights for all contracts included in the S&P GSCI and then determining each contract’s percentage of the total of such sum.

11.	In order to be added to the S&P GSCI, a contract must have a reference percentage dollar weight of at least 1.00% at the time of determination.

12.	In the event that two or more contracts on the same commodity satisfy the eligibility criteria,

a.	such contracts are included in the S&P GSCI in the order of their respective total quantity traded during the relevant period (determined as the total quantity of the commodity underlying transactions in the relevant contract), with the contract having the highest total quantity traded being included first. No further contracts are included if such inclusion results in the portion of the S&P GSCI attributable to such commodity exceeding a particular level; and

b.	if additional contracts could be included with respect to several commodities at the same time, the procedure in paragraph 12(a) above is first applied to the commodity that has the smallest portion of the S&P GSCI attributable to it at the time of determination. Subject to the other eligibility criteria the contract with the highest total quantity traded on such commodity is included. Before any additional contracts on any commodity are included, the portion of the S&P GSCI attributable to all commodities is recalculated. The selection procedure described above is then repeated with respect to the contracts on the commodity that then has the smallest portion of the S&P GSCI attributable to it.

Currently, 24 contracts meet the requirements for inclusion in the S&P GSCI.

Contract expirations

Because the S&P GSCI is comprised of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations”. The contract expirations included in the S&P GSCI for each commodity during a given year are designated by SPDJI, provided that each such contract must be an “active contract”. An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry. The relative liquidity of the various active contracts is one of the factors that may be taken into consideration in determining which of them SPDJI includes in the S&P GSCI. If a trading facility deletes one or more contract expirations, the S&P GSCI will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by SPDJI. If a trading facility ceases trading in all contract expirations relating to a particular contract, SPDJI may designate a replacement contract on the commodity. The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCI. To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCI. If that timing is not practicable, SPDJI will determine the date of the replacement and will consider a number of factors, including the differences between the existing contract and the replacement contract with respect to contractual specifications, contract expirations and other matters.

S&P GSCI Crude Oil Total Return Index

The Index

Currently, the only contract in the S&P GSCI used to calculate the Index is the WTI crude oil futures contract traded on the New York Mercantile Exchange. The WTI crude oil futures contract included in the Index changes each month because the contract included in the Index at any given time is currently required to be the WTI crude oil futures contract traded on the New York Mercantile Exchange with the closest expiration date (the “front-month contract”). The front-month contract expires each month on the third business day prior to the 25th calendar day of the month. The Index incorporates a methodology for rolling into the contract with the next closest expiration date (the “next-month contract”) each month. The Index gradually reduces the weighting of the front-month contract and increases the weighting of the next-month contract over a five business day period commencing on the fifth business day of the month, so that on the first day of the roll-over the front-month contract represents 80% and the next-month contract represents 20% of the Index, and on the fifth day of the roll-over period (i.e., the ninth business day of the month) the next-month contract represents 100% of the Index. Over time, this monthly roll-over leads to the inclusion of many different individual WTI crude oil futures contracts in the Index. The commodities industry utilizes single-component indices because the purpose of a commodities index is generally to reflect the current market price of the index components by including the front-month futures contract with respect to each component, necessitating a continuous monthly roll-over to a new front-month contract. As the underlying commodity is not static but rather is represented by constantly changing contracts, a single commodity index actually contains a changing series of individual contracts and is regarded by commodities industry professionals as a valuable tool in tracking the change in the value of the underlying commodity over time.

Daily contract reference price

The daily contract reference price used in calculating the dollar weight of each component of the S&P GSCI on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that if the exchange is closed or otherwise fails to publish a daily contract reference price on that day or if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected. However, if the price is not made available or corrected by 4:00 p.m., New York City time, SPDJI may determine the appropriate daily contract reference price for the applicable futures contract for purposes of the relevant S&P GSCI Index calculation. The initial value of the S&P GSCI was normalized such that its hypothetical level on January 2, 1970 was 100.

Roll weights and roll periods

The “roll weight” of a commodity reflects the fact that the positions in futures contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the S&P GSCI is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCI takes place over a number of business days during each month (referred to as a “roll period”). On each day of the roll period, the “roll weights” of the current contract expirations and the next contract expiration (the next contract as designated by the index rules) into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the index is gradually shifted from the current contract expiration to the next contract expiration (the next contract as so designated). The roll period applicable to the S&P GSCI occurs from the fifth to ninth S&P GSCI business days of each month which are days on which the indices are calculated, as determined by NYSE Euronext Holiday & Hours schedule.

S&P GSCI Crude Oil Total Return Index

If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

➢

if, with respect to any current contract expiration and the next contract expiration, the S&P GSCI business day on which the roll is intended to occur is not a day on which the trading facility on or through which the given contract expirations are traded is scheduled to be open for trading for at least three hours, these contract expirations are not available for trading during these hours or no daily contract reference price is published by the trading facility for a given contract expiration;

➢	any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “Limit Price”);

➢

the daily contract reference price published by the relevant trading facility reflects manifest error and such error is not corrected by the S&P GSCI settlement time or such price is not published by 4:00 p.m., New York City time. In that event, SPDJI may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price. If the trading facility publishes a price or a corrected price before the opening of trading on the next day, SPDJI will revise the portion of the roll accordingly; or

➢	trading in the relevant contract terminates prior to its scheduled closing time and does not resume at least ten minutes prior to, and continue until, the scheduled closing time.

Publication of Index Value

The level of the Index is calculated in accordance with the method described above. The value of the Index in real time and at the close of trading on each Trading Day will be published by Bloomberg L.P. or a successor under the following ticker symbol: “SPGSCLTR”.

Index Governance

SPDJI has established an index committee (the “Index Committee”) to oversee the daily management and operations of the S&P GSCI, and is responsible for all analytical methods and calculation in the S&P GSCI and the Index. At each meeting, the Index Committee reviews any issues that may affect the components of the S&P GSCI, statistics comparing its composition to the market, commodities being considered for addition and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting commodities, or other matters. SPDJI considers information about changes to its indices and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential. All references to methodology related decisions made by SPDJI in this pricing supplement represent decisions made by the Index Committee. SPDJI has also established an S&P GSCI Index Advisory Panel (the “Panel”) to assist it in connection with the operation of the S&P GSCI. The Panel meets on an annual basis and at other times at the request of the Index Committee. The principal purpose of the Panel is to advise the Index Committee with respect to, among other things, the calculation of the S&P GSCI, the effectiveness of the S&P GSCI as a measure of commodity futures market performance and the need for changes in the composition or methodology of the S&P GSCI. The Panel acts solely in an advisory and consultative capacity; the Index Committee makes all decisions with respect to the composition, calculation and operation of the S&P GSCI. Certain members of the Panel may be affiliated with clients of SPDJI. Also, certain of the members of the Panel may be affiliated with entities which from time to time may have investments linked to the S&P GSCI, either through transactions in the contracts included in the S&P GSCI, futures contracts on the S&P GSCI or derivative products linked to the S&P GSCI.

S&P GSCI Crude Oil Total Return Index

Historical Performance

Since its inception, the Index has experienced significant fluctuations. Any historical upward or downward trend in the Index Closing Level is not an indication that the Index is more or less likely to increase or decrease at any time during the term of your Securities. The Index Closing Level is deemed to have been 9.07 on December 31, 2000. The Goldman Sachs Group, Inc., SPDJI’s predecessor as Index Sponsor, began independently calculating the Index on May 1, 1991 (the “Index commencement date”). Historical information for the period from and after December 31, 1991 is based on the actual performance of the Index.

Any historical upward or downward trend in value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Securities. The historical Index total returns do not give an indication of future performance of the Index. UBS cannot make any assurance that the future performance of the Index will result in holders of the Securities receiving a positive return on their investment.

The table below shows the historical performance of the Index from December 30, 2005 through February 12, 2016.

Historical Results for the period

December 30, 2005 through February 12, 2016

	Index
Year	Ending Level	Annual Return
2006	2,108.48	-16.95%
2007	3,108.90	47.45%
2008	1,384.47	-55.47%
2009	1,483.50	7.15%
2010	1,481.89	-0.11%
2011	1,462.50	-1.31%
2012	1,293.96	-11.52%
2013	1,371.77	6.01%
2014	787.99	-42.56%
2015	430.74	-45.34%
2016 (through February 12, 2016)	334.81	-22.27%

PAST HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The table below shows the historical performance of the Index from December 30, 2005 through February 12, 2016.

Index
Total Return	-86.81%
Annualized Return	-18.15%

Historical information presented is as of February 12, 2016, and is furnished as a matter of information only. Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively.

S&P GSCI Crude Oil Total Return Index

The graph below is based on the levels of the Index from December 30, 2005 through February 12, 2016.

License Agreement

We have entered into an agreement with the Index Sponsor that provides us and our affiliates with a non-transferable, limited license for a fee, with the right to use the Index in connection with securities, including the Securities. The Index is owned and published by SPDJI.

Modifications to the Index

The Index Sponsor may revise Index policy for timing of rebalancings or other matters as described above under “— Index Governance.” The Index Sponsor or the calculation agent may also make determinations relating to market disruption and force majeure events as described below.

Disclaimer

The S&P GSCI Crude Oil Total Return Index (the “Index”) is a product of S&P Dow Jones Indices LLC (“SPDJI”) and has been licensed for use by UBS AG (“UBS”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); GSCI® is a registered trademark of The Goldman Sachs Group, Inc. (“Goldman”); and these trademarks have been licensed for use by SPDJI. The Index is not created, owned, endorsed, sponsored, sold or promoted by Goldman or its affiliates and Goldman bears no liability with respect to the Index or data related thereto.

S&P GSCI Crude Oil Total Return Index

UBS’s Securities are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, Goldman, any of their respective affiliates or their third party licensors (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices do not make any representation or warranty, express or implied, to the owners of UBS’s Securities or any member of the public regarding the advisability of investing in securities generally or in UBS’s Securities particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices’ only relationship to UBS with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices. The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to UBS or UBS’s Securities. S&P Dow Jones Indices have no obligation to take the needs of UBS or the owners of UBS’s Securities into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of UBS’s Securities or the timing of the issuance or sale of UBS’s Securities or in the determination or calculation of the equation by which UBS’s Securities are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of UBS’s Securities. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a futures contract within the Index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to UBS’s Securities currently being issued by UBS, but which may be similar to and competitive with UBS’s Securities. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index. It is possible that this trading activity will affect the value of the Index and UBS’s Securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF UBS’S SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND UBS, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Valuation of the Index and the Securities

Intraday Index Values

On each Index Business Day, SPDJI, or a successor Index Calculation Agent, will calculate and publish the intraday indicative value of the price return version of the Index every 15 seconds during normal trading hours on Bloomberg under the ticker symbol “SPGSCLTR”. The actual Index closing level may vary, and on a cumulative basis over the term of the Securities may vary significantly, from the intraday indicative value of the price return version of the Index.

The intraday indicative calculation of the level of the price return version of the Index will be provided for reference purposes only. Published calculations of the level of the Index from the Index Calculation Agent may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the Index and therefore the value of the Securities in the secondary market. The intraday indicative value of the price return version of the Index published every 15 seconds will be based on the intraday levels of the Index Commodities.

Intraday Security Values

An intraday “indicative value” for the Securities meant to approximate the expected trading value of the Securities in a liquid market will be calculated by the NYSE and published to Bloomberg (based in part on information provided by the NYSE) or a successor via the facilities on the Consolidated Tape Association under the symbol “OILX”. In connection with your Securities, we use the term “indicative value” to refer to the value at a given time and date equal to the Current Principal Amount, calculated using the intraday indicative value of the Index as of such time in place of the Index Closing Level as of such date. The “Index Closing Level” is the closing level of the Index as reported on the NYSE and Bloomberg; provided, however, that if the closing level of the Index as reported on the NYSE (or any successor) differs from the closing level of the Index as reported on Bloomberg (or any successor), then the Index Closing Level will be the closing level of the Index as calculated by the Index Calculation Agent.

The intraday indicative value calculation is not intended as a price or quotation, or as an offer or solicitation for the purpose or sale of your Securities, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. For this reason and others, the actual trading price of the Securities may be different from their indicative value.

The calculation of the intraday indicative value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.

The publishing of the intraday indicative value of the Securities by Bloomberg may occasionally be subject to delay or postponement. The actual trading price of the Securities may be different from their intraday indicative value. The intraday indicative value of the Securities published at least every 15 seconds during the NYSE Arca’s Core Trading Session, which is currently from 9:30 a.m. to 4:00 p.m., New York City time, and may not be equal to the payment at maturity, call or upon early redemption.

These intraday indicative value calculations have been prepared as of a particular time and date and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

Specific Terms of the Securities

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the Securities should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The Securities are part of a series of debt securities entitled “Medium-Term Notes, Series B” that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Securities. Terms that apply generally to all Medium-Term Notes, Series B are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Securities are part of a single series of senior debt securities issued under our indenture dated as of June 12, 2015 between us and U.S. Bank Trust National Association, as trustee.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Securities. If you have purchased the Securities in a secondary market transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Securities in more detail below.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

The Stated Principal Amount of the Securities is $25 per Security.

Cash Settlement Amount at Maturity

The Securities do not guarantee any return of principal at, or prior to, maturity, call or upon early redemption. Instead, on the Maturity Date, you will receive a cash payment per Security equal to the Current Principal Amount as of the Final Valuation Date.

Current Principal Amount

On the Initial Trade Date, the “Current Principal Amount” is equal to $25.00 per Security. For each subsequent calendar day, the Current Principal Amount will equal:

(Current Principal Amount on the previous calendar day × Daily Index Factor) — Fee Amount

Daily Index Factor

The “Daily Index Factor” on any Index Business Day will equal (i) the Index Closing Level on such Index Business Day divided by (ii) the Index Closing Level on the immediately preceding Index Business Day. The Daily Index Factor will equal one on any calendar day that is not an Index Business Day.

Specific Terms of the Securities

For purposes of calculating the Current Principal Amount at maturity, call or upon early redemption, the Daily Index Factor will be determined as of the Final Valuation Date or corresponding Valuation Date, as the case may be. If the amount calculated above is equal to or less than zero, the payment at maturity will be zero.

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index Commodity, the exchange where the Index Commodity has its listing.

“Related Exchange” means, with respect to each Index Commodity, each exchange or quotation system where trading has a material effect (as determined by the Security Calculation Agent) on the overall market for futures or options contracts relating to such Index Commodity.

A “Trading Day” means any day on which (i) the value of the Index is published by Bloomberg or Thomson Reuters, (ii) trading is generally conducted on NYSE Arca and (iii) trading is generally conducted on the Primary Exchanges on which the Index Commodities are traded, in each case as determined by the Calculation Agent in its sole discretion.

Fee Amount

The Securities are subject to a “Fee Amount” per Security equal to 0.50% per annum. On the Initial Trade Date, the Fee Amount is equal to zero. On each subsequent calendar day, the Fee Amount equals the product of (i) 0.50% divided by 365 times (ii) the Current Principal Amount on the previous calendar day.

Maturity Date

The “Maturity Date” will be February 22, 2046, unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day. If the third Trading Day before February 22, 2046 does not qualify as the Final Valuation Date as determined in accordance with “— Valuation Dates” below, then the Maturity Date will be the third Trading Day following the Final Valuation Date. The Security Calculation Agent may postpone the Final Valuation Date — and therefore the Maturity Date — if a market disruption event or force majeure event occurs or is continuing on a day that would otherwise be the Final Valuation Date. We describe market disruption events under “— Market Disruption Event” below.

Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee any return of principal at maturity or upon an early redemption.

The Securities are fully exposed to any decline in the level of the Index. You may lose all or a substantial portion of your investment if the Index level on Final Valuation Date or the Applicable Valuation Date, as the case may be, is not sufficient to offset the negative effect of the Fee Amount. In addition, the Fee Amount will be calculated based on a daily Current Principal Amount and therefore will depend on the daily fluctuations of the Index level. If the amount calculated above is equal to or less than zero, the payment at maturity, call or upon early redemption will be zero.

The Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right. See “Specific Terms of the Securities — UBS’s Call Right” beginning on page S-42.

Specific Terms of the Securities

Valuation Dates

The applicable Valuation Date means (i) with respect to an early redemption, the third Index Business Day prior to the related Redemption Date, which day is also the first Index Business Day following the date that a Redemption Notice and Redemption Confirmation are delivered in compliance with the redemption procedures, (ii) with respect to UBS’s exercise of its “Call Right,” the third Trading Day prior to the Call Settlement Date, and (iii) with respect to the Maturity Date, the Final Valuation Date. The “Final Valuation Date” will be the Trading Day that falls on February 16, 2046.

If the Security Calculation Agent determines that a market disruption event or force majeure event occurs or is continuing on a Valuation Date, the applicable Valuation Date will be the first following Trading Day on which the Security Calculation Agent determines that a market disruption event or force majeure event does not occur and is not continuing. In no event, however, will the applicable Valuation Date for the Securities be postponed by more than five Trading Days.

If the Security Calculation Agent determines that a market disruption event or force majeure event occurs or is continuing on February 16, 2046, then the Final Valuation Date will be the first following Trading Day on which the Security Calculation Agent determines that a market disruption event or force majeure event does not occur and is not continuing. In no event, however, will the Final Valuation Date be postponed by more than five Trading Days.

Early Redemption at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “— Market Disruption Event,” you may submit a request to have us redeem your Securities on any Index Business Day no later than 12:00 noon, New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on any Index Business Day, provided that you request that we redeem a minimum of 50,000 Securities. We reserve the right from time to time to waive this minimum redemption amount in our sole discretion on a case-by-case basis. You should not assume you will be entitled to the benefit of any such waiver. For any applicable redemption request, the “Redemption Valuation Date” will be the first Index Business Day following the date that the applicable redemption notice and redemption confirmation are delivered, except that we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date on which the notice of redemption is received by UBS rather than the following Index Business Day. You should not assume you will be entitled to the benefit of any such acceleration. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your Securities for redemption with those of other investors to reach this minimum amount of 50,000 Securities. The first Redemption Date will be February 26, 2016 and the final Redemption Date will be February 15, 2046.

Upon early redemption, you will receive per Security a cash payment on the relevant Redemption Date equal to the Current Principal Amount as of the applicable Valuation Date, minus the Redemption Fee Amount as of the applicable Valuation Date. We refer to this cash payment as the “Redemption Amount.” If the amount calculated above is less than or equal to zero, the payment upon early redemption will be zero.

As of any Valuation Date, the “Redemption Fee Amount” means an amount per Security equal to the product of (i) 0.125% and (ii) the Current Principal Amount as of such Valuation Date.

You may lose all or a substantial portion of your investment upon early redemption if the level of the declines or does not increase by an amount sufficient to offset the combined negative effect of the Fee Amount and the Redemption Fee Amount.

Specific Terms of the Securities

We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Payment.”

The Redemption Amount is meant to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner or that they will be successful in counteracting any divergence in the market price of the Securities and their indicative value.

The Securities may be called by UBS prior to the Maturity Date pursuant to UBS’s Call Right. See “Specific Terms of the Securities — UBS’s Call Right” beginning on page S-42.

Redemption Dates

The applicable “Redemption Date” means the third Index Business Day following the corresponding Valuation Date (other than the Final Valuation Date) or, if such day is not an Index Business Day, the next following Business Day. The final Redemption Date will be February 15, 2046.

Redemption Procedures

To redeem your Securities, you must instruct your broker or other person through whom you hold your Securities to take the following steps through normal clearing system channels:

➢

deliver a notice of redemption, which is attached to this prospectus supplement as Annex A, to UBS via email no later than 12:00 noon (New York City time) on the Index Business Day immediately preceding the applicable Valuation Date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption which is attached to this prospectus supplement as Annex B;

➢

deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m. (New York City time) on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

➢	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Securities on the applicable Valuation Date at a price equal to the Redemption Amount; and

➢	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Securities, you should consult the brokerage firm through which you own your interest for the relevant deadline. If your broker delivers your notice of redemption after 12:00 noon (New York City time), or your confirmation of redemption after 5:00 p.m. (New York City time), on the Index Business Day prior to the applicable Valuation Date, your notice will not be effective, you will not be able to redeem your Securities on the applicable Redemption Date and your broker will need to complete all the required steps if you should wish to redeem your Securities on any subsequent Redemption Date. In addition, UBS may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in its sole discretion. All instructions given to participants from beneficial owners of Securities relating to the right to redeem their Securities will be irrevocable.

We reserve the right from time to time to waive the minimum redemption amount or the Redemption Fee Amount in our sole discretion on a case-by-case basis. In addition, we reserve the right from time to time to accelerate, in our sole discretion on a case-by-case basis, the Redemption Valuation Date to the date

Specific Terms of the Securities

on which the notice of redemption is received by UBS rather than the following Index Business Day. You should not assume you will be entitled to the benefit of any such waiver or election to accelerate the Redemption Valuation Date.

UBS’s Call Right

On any Trading Day on or after February 21, 2016 through and including the Maturity Date, UBS may at its option redeem all, but not less than all, issued and outstanding Securities. To exercise its Call Right, UBS must provide notice to the holders of the Securities not less than ten calendar days prior to the Call Settlement Date specified by UBS. In the event UBS exercises this right, you will receive a cash payment equal to the Current Principal Amount as of the Valuation Date. We refer to this cash payment as the “Call Settlement Amount.” See also “Description of the Debt Securities We May Offer — Redemption and Payment” in the attached prospectus.

You may lose all or a substantial portion of your investment upon UBS’s exercise of its Call Right if the level of the Index declines or does not increase by an amount sufficient to offset the negative effect of the Fee Amount.

Security Calculation Agent

UBS Securities LLC will act as the Security Calculation Agent. The Security Calculation Agent will determine, among other things, the Daily Index Factor, the Fee Amount, the Redemption Fee Amount and the Current Principal Amount, if any, that we will pay you at maturity, the Redemption Amount, if any, that we will pay you upon redemption, if applicable, the Call Settlement Amount, if any, that we will pay you in the event that UBS calls the Securities, and whether any day is a Business Day, Index Business Day or Trading Day. The Security Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index. All determinations made by the Security Calculation Agent will be at the sole discretion of the Security Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different Security Calculation Agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The Security Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity, call or upon early redemption on or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Redemption Date or Call Settlement Date, as applicable.

All dollar amounts related to determination of the Current Principal Amount, the Fee Amount, the Redemption Amount and Redemption Fee Amount per Security, and the Call Settlement Amount, if any, per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Event

If the Index is not published on an Index Business Day, or if a market disruption event or a force majeure event (each as defined below) has occurred or is occurring, and such event affects the Index and/or the ability to hedge the Index, the Security Calculation Agent may (but is not required to) make determinations and/or adjustments to the Index or method of calculating the Index. The determination of the value of a Security on a Valuation Date, including the Final Valuation Date, may be postponed if the

Specific Terms of the Securities

Security Calculation Agent determines that a market disruption event or force majeure event has occurred or is continuing on such Valuation Date. In that event, the applicable Valuation Date will be the next following Trading Day on which a market disruption event or force majeure event does not occur and is not continuing. In no event, however, will a Valuation Date be postponed by more than five Trading Days. If a Valuation Date is postponed until the fifth Trading Day following the scheduled Valuation Date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the Valuation Date and the Security Calculation Agent will make a good faith estimate in its sole discretion of the value of the Index for such day. All determinations and adjustments to be made by the Security Calculation Agent may be made in the Security Calculation Agent’s sole discretion. See “Risk Factors” in this prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the Security Calculation Agent.

The occurrence or existence of any of the following, as determined by the Security Calculation Agent in its sole discretion, will constitute a market disruption event with respect to the Index:

➢

suspension, absence or material limitation of trading in a material number of Index Commodities for more than two hours or during the one-half hour before the settlement period in the applicable market or markets;

➢

the daily contract reference price for any Index Commodity is a “limit price,” which means that the daily contract reference price for such contract has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility and the Security Calculation Agent determines that such event affects the Index and/or the ability to hedge the Index;

➢

suspension, absence or material limitation of trading in option or futures contracts relating to the Index in the primary market or markets for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market;

➢	the Index is not published;

➢	the settlement price is not published for any individual exchange-traded futures contract included in the Index; or

➢

in any other event, if the Security Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described in the section entitled “Use of Proceeds and Hedging”.

A “force majeure event” includes any event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that the Security Calculation Agent determines to be beyond its reasonable control and materially affects the Index or trading in option or futures contracts relating to the Index or to a material number of Index Commodities.

The following events will not be market disruption events with respect to the Index:

➢	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

➢	a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Commodities.

For this purpose, an “absence of trading” in the primary securities market on which option or futures contracts related to the Index or any Index Commodities are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Specific Terms of the Securities

Redemption Price Upon Optional Tax Redemption

We have the right to redeem the Securities in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right, the redemption price of the Securities will be determined by the Security Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of the Securities at maturity. We describe the default amount below under “— Default Amount.”

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Medium-Term Notes, Series B, as constituting the outstanding principal amount of the Securities. Although the terms of the Securities may differ from those of the other Medium-Term Notes, Series B, holders of specified percentages in principal amount of all Medium-Term Notes, Series B, together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B, including the Securities. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B, accelerating the maturity of the Medium- Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “Description of Debt Securities We May Offer — Modification and Waiver of Covenants.”

Default Amount

The default amount for the Securities on any day will be an amount, in U.S. dollars for the principal of the Securities, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

➢	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Securities, which we describe below, the holders of the Securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Specific Terms of the Securities

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third Business Day after that day, unless:

➢	no quotation of the kind referred to above is obtained, or

➢	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two Business Day objection period have not ended before the Final Valuation Date, then the default amount will equal the Stated Principal Amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

➢	A-1 or higher by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor, or any other comparable rating then used by that rating agency, or

➢	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance or Modification of the Index or Termination of Our License Agreement with the Index Sponsor

If the Index Sponsor discontinues publication of the Index, or if our license agreement with the Index Sponsor terminates, and any other person or entity publishes an index that the Security Calculation Agent determines is comparable to the Index and the Security Calculation Agent approves such index as a successor index, then the Security Calculation Agent will determine the value of the Index on the applicable Valuation Date and the amount payable at maturity, call or upon early redemption by reference to such successor index.

If our license agreement with the Index Sponsor terminates, or the Security Calculation Agent determines that the publication of the Index is discontinued and there is no successor index, or that a market disruption event or force majeure event has occurred and is continuing on the date on which the value of the Index is required to be determined, the Security Calculation Agent will determine the amount payable by a computation methodology that the Security Calculation Agent determines will as closely as reasonably possible replicate the Index.

If the Security Calculation Agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, including whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason, then the Security Calculation Agent will be permitted (but

Specific Terms of the Securities

not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable at maturity, call or upon early redemption is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this prospectus supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity, call or upon early redemption will be made to accounts designated by you and approved by us, or at the corporate trust office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a Business Day with respect to the Securities, we mean a day that is a Business Day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Modified Business Day

As described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the attached prospectus, any payment on the Securities that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with the same effect as if paid on the original due date, except as described under “— Cash Settlement Amount at Maturity,” “— UBS’s Call Right” and “— Early Redemption at the Option of the Holders” above.

Defeasance

Neither full defeasance nor covenant defeasance, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance,” will apply to the Securities.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the Securities. We intend to issue the Securities initially in an amount having the aggregate stated principal amount specified on the cover of this prospectus supplement. We may issue additional Securities in amounts that exceed such amount at any time, without your consent and without notifying you. The Securities do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the Securities. For more information, please refer to “Description of Debt Securities We May Offer — Amounts That We May Issue” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued Securities and will have the same CUSIP number and will trade interchangeably with the Securities immediately upon settlement. Any additional issuances will increase the aggregate stated principal amount of the outstanding Securities of the class, plus the aggregate stated principal amount of any Securities bearing the same CUSIP number that are issued pursuant to any future issuances of Securities bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering.

Specific Terms of the Securities

Booking Branch

The Securities will be booked through UBS AG, London Branch.

Clearance and Settlement

The DTC participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Securities as described below.

In anticipation of the sale of the Securities, we or our affiliates expect to enter into hedging transactions involving purchases or sales of securities and/or futures contracts underlying the Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index and the futures contracts underlying the Index prior to and/or on the Initial Trade Date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments linked to the Index or any futures contracts underlying the Index,

➢

acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or commodities, or

➢	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the relevant Valuation Date or the Final Valuation Date. That step may involve sales or purchases of futures contracts underlying the Index or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index and the futures contracts underlying the Index, or other instruments based on indices designed to track the performance of the Index.

The hedging activity discussed above may adversely affect the market value of the Securities from time to time. See “Risk Factors” on page S-13 for a discussion of these adverse effects.

Material U.S. Federal Income Tax Consequences

The following is a general description of the material United States federal tax considerations relating to the Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of the Securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Securities and receiving payments under the Securities. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements, and to the extent inconsistent replaces, the discussion under “U.S. Tax Considerations” in the attached prospectus. This discussion applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

➢	a dealer in securities,

➢	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

➢	a bank,

➢	a life insurance company,

➢	a tax-exempt organization,

➢	a person subject to alternative minimum tax,

➢	a person that purchases or sells the Securities as part of a wash sale for tax purposes,

➢	a person that owns Securities as part of a straddle or a hedging or conversion transaction for tax purposes, or

➢	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Securities.

Except as otherwise noted under “Non-United States Holders” below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, REGULATORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX

Material U.S. Federal Income Tax Consequences

CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR SECURITIES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL, OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR SECURITIES.

In the opinion of our counsel, Sullivan & Cromwell LLP, the Securities should be treated as a pre-paid forward contract with respect to the Index and the terms of the Securities require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, you should generally recognize capital gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your tax basis in the Securities. Such gain or loss should generally be long-term capital gain or loss if you held your Securities for more than one year. In general, your tax basis in your Securities will be equal to the price you paid for them. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Securities will generally begin on the date after the issue date (i.e., the settlement date) for your Securities and, if you hold your Securities until maturity, your holding period will generally include the maturity date.

Alternative Treatments. The IRS released a notice in 2007 that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether holders of instruments such as the Securities should be required to accrue ordinary income on a current basis, whether additional gain or loss upon the sale, exchange, redemption or maturity of such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities. The outcome of this process is uncertain. Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department or IRS determines that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of the Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

In addition, it is possible that the Securities could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Securities are so treated, you would be required to accrue interest income over the term of your Securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Securities. You would recognize gain or loss upon the sale, exchange, redemption or maturity of your Securities in an amount equal to the difference, if any, between the amount you receive at such time and your

Material U.S. Federal Income Tax Consequences

adjusted basis in your Securities. In general, your adjusted basis in your Securities would be equal to the amount you paid for your Securities, increased by the amount of interest you previously accrued with respect to your Securities. Any gain you recognize upon the sale, exchange, redemption or maturity of your Securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Securities, and thereafter, would be capital loss.

If the Securities are treated as a contingent debt instrument and you purchase your Securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described under “U.S. Tax Considerations — Taxation of Debt Securities — Market Discount” and “U.S. Tax Considerations — Taxation of Debt Securities — Debt Securities Purchased at a Premium” in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

The IRS could also assert that you should be required to include the interest income that accrues on the hypothetical Treasury Bill portfolio that is referenced by the Index in ordinary income either over the term of the Securities as it accrues or upon the exchange, redemption or maturity of the Securities. In addition, the IRS could assert that you should accrue an amount of interest income over the term of the Securities in excess of the amount that accrues on the hypothetical Treasury Bill portfolio that is referenced by the Index.

It is also possible that the IRS could assert that you should be treated as if you owned the underlying components of the Index. Under such characterization, it is possible that Section 1256 of the Code could apply to your Securities (or a portion of your Securities). If Section 1256 were to apply to your Securities, gain or loss recognized with respect to your Securities (or a portion of your Securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities (or a portion of your Securities) to market at the end of your taxable year (i.e., recognize income as if the Securities or relevant portion of the Securities had been sold for fair market value). Additionally, it is also possible that you could be required to recognize gain or loss each time a contract tracked by the Index rolls or the Index is rebalanced. The amount of loss recognized in this case could be deferred on account of the “wash sale” rules of Section 1091 of the Code.

In addition, the IRS could potentially assert that you should be required to treat amounts attributable to the Fee Amount and the Redemption Fee, if any, as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Securities.

Because of the absence of authority regarding the appropriate tax characterization of your Securities, it is possible that the IRS could seek to characterize your Securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS could possibly assert that (i) some or all of the gain or loss that you recognize upon the sale, exchange, redemption or maturity of your Securities should be treated as ordinary gain or loss, or (ii) your Securities should be treated as a notional principal contract for tax purposes. You should consult your tax advisor as to the tax consequences of such characterizations and any possible alternative characterizations of your Securities for U.S. federal income tax purposes.

Material U.S. Federal Income Tax Consequences

Medicare Tax. If you are an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you are subject to a 3.8% tax (the “Medicare Tax”) on the lesser of (1) your “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income includes any net gain recognized upon the disposition of your Securities, unless such net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your net investment income in respect of your investment in the Securities.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Securities), but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Securities.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Securities or the sale, exchange, redemption or maturity of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or the sale, exchange, redemption or maturity of the Securities to be treated as a Reportable Transaction. You should consult your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of the Securities.

Backup Withholding and Information Reporting. Notwithstanding that we do not intend to treat the Securities as debt for tax purposes, we intend to apply the information reporting and backup withholding rules that are described under “U.S. Tax Considerations — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus to any payments made on your Securities.

Non-United States Holders. If you are not a United States holder, you should not be subject to United States withholding tax with respect to payments on your Securities but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments made on your Securities unless you comply with certain certification and identification requirements as to your foreign status.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of the Securities by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we, UBS Securities LLC, and other of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Securities are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Securities. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of the Securities, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase and holding of the Securities that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase or holding of the Securities will not result in a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Securities on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA

Benefit Plan Investor Considerations

Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the Securities have exclusive responsibility for ensuring that their purchase and holding of the Securities do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any of the Securities to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

Supplemental Plan of Distribution

On the Initial Trade Date, we sold $25,000,000 aggregate stated principal amount of Securities to UBS Securities LLC. After the Initial Trade Date, from time to time we may register additional Securities and sell them at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We expect to receive proceeds equal to 100% of the price at which the Securities are sold to the public, less any commissions paid to UBS Securities LLC. The Securities may be sold at a price that is higher or lower than the Stated Principal Amount. UBS Securities LLC may charge normal commissions for the sale of the Securities and may also receive a portion of the Fee Amount in connection with future distributions.

Additional Securities may be offered and sold from time to time through UBS Securities LLC, as agent, to investors and to dealers acting as principals for resale to investors. We are not, however, obliged to, and may not, sell additional Securities or the full aggregate stated principal amount of the Securities set forth on the cover of this prospectus supplement. We may suspend or cease sales of the Securities at any time, at our discretion, or resume sales of the Securities, any of which could materially and adversely affect the trading price and liquidity of the Securities in the secondary market. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this prospectus supplement and the accompanying prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

As described in more detail under “Use of Proceeds and Hedging” on page S-48, we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities. UBS and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the U.S. Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from UBS or its affiliates or by purchasing Securities from UBS or its affiliates subject to its obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the U.S. Securities Act of 1933. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

UBS reserves the right to pay a portion of the Fee Amount to UBS Securities LLC and certain broker-dealers in consideration for services relating to the Securities including, but not limited to, promotion and distribution.

Supplemental Plan of Distribution

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding any underwriting discount) from the public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

ANNEX A

NOTICE OF EARLY REDEMPTION

To: e-tracsredemptions@ubs.com

Subject: E-TRACS Notice of Early Redemption, CUSIP No. 90270L354

[BODY OF EMAIL]

Name of broker: [            ]

Name of beneficial holder: [            ]

Number of Securities to be redeemed: [            ]

Applicable Redemption Valuation Date: [            ], 20[    ] *

Broker Contact Name: [            ]

Broker Telephone #: [            ]

Broker DTC # (and any relevant sub-account): [            ]

The undersigned acknowledges that in addition to any other requirements specified in the prospectus supplement relating to the Securities being satisfied, the Securities will not be redeemed unless (i) this notice of redemption is delivered to UBS Securities LLC by 12:00 noon (New York City time) on the Index Business Day prior to the applicable Valuation Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Valuation Date, facing UBS Securities LLC DTC 642 and (iv) the undersigned instructs DTC to deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your Securities” in the prospectus supplement relating to the Securities and the undersigned understands that it will be exposed to market risk on the Valuation Date.

*	Subject to adjustment as described in the prospectus supplement relating to the Securities.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

UBS Securities LLC

UBS Securities LLC, as Calculation Agent

Fax: (203) 719-0943

To Whom It May Concern:

The holder of UBS AG $[            ] Medium-Term Notes, Series B, Exchange Traded Access Securities due February 22, 2046, CUSIP No. 90270L354, redeemable for a cash amount based on the performance of the S&P GSCI Crude Oil Total Return Index (the “Securities”) hereby irrevocably elects to exercise, on the Redemption Date of [holder to specify]*, with respect to the number of Securities indicated below, as of the date hereof, the redemption right as described in the prospectus supplement relating to the Securities (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Valuation Date with respect to the number of Securities specified below at a price per Security equal to the Redemption Amount, facing UBS Securities LLC DTC 642 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the Securities will not be redeemed unless (i) this confirmation is delivered to UBS Securities LLC by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Valuation Date, facing UBS Securities LLC DTC 642; and (iii) the undersigned will deliver the DVP trade to UBS Securities LLC as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Securities surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

Fax:

E-mail:

(At least 50,000 Securities must be redeemed at one time to exercise the right to early redemption on any redemption date.)

*	Subject to adjustment as described in the prospectus supplement relating to the Securities.

B-1

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

Prospectus Supplement

Prospectus Supplement Summary	S-1
Hypothetical Examples	S-8
Risk Factors	S-13
S&P GSCI Crude Oil Total Return Index	S-27
Valuation of the Index and the Securities	S-37
Specific Terms of the Securities	S-38
Use of Proceeds and Hedging	S-48
Material U.S. Federal Income Tax Consequences	S-49
Benefit Plan Investor Considerations	S-53
Supplemental Plan of Distribution	S-55
Conflicts of Interest	S-56
Notice of Early Redemption	A-1
Broker’s Confirmation of Redemption	B-1

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	12
Use of Proceeds	13
Description of Debt Securities We May Offer	14
Description of Warrants We May Offer	34
Legal Ownership and Book-Entry Issuance	49
Considerations Relating to Indexed Securities	54
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency.	57
U.S. Tax Considerations	60
Tax Considerations Under the Laws of Switzerland	71
Benefit Plan Investor Considerations	73
Plan of Distribution	75
Conflicts of Interest	76
Validity of the Securities	77
Experts	77

$100,000,000 ETRACS S&P

GSCI Crude Oil Total

Return Index ETN due

February 22, 2046

Prospectus Supplement dated February 17, 2016

(To Prospectus dated June 12, 2015)

UBS Investment Bank